EXHIBIT 10.3

CREDIT AGREEMENT

Dated as of December 14, 2004

among

TEXAS GENCO LLC,
as Borrower

The Several Lenders
from Time to Time Parties Hereto

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent, Joint Lead Arranger and Joint Bookrunner

MORGAN STANLEY SENIOR FUNDING INC.,
as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH,
as Co-Documentation Agent and Joint Bookrunner

CITICORP USA, INC.,
as Co-Documentation Agent and Joint Bookrunner

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arranger for the Special Letter of Credit Facility

TABLE OF CONTENTS

SECTION 1.	Definitions
1.1.	Defined Terms

SECTION 2.	Amount and Terms of Credit Facilities
2.1.	Loans
2.2.	Minimum Amount of Each Borrowing; Maximum Number of Borrowings
2.3.	Notice of Borrowing
2.4.	Disbursement of Funds
2.5.	Repayment of Loans; Evidence of Debt
2.6.	Conversions and Continuations
2.7.	Pro Rata Borrowings
2.8.	Interest
2.9.	Interest Periods
2.10.	Increased Costs, Illegality, etc.
2.11.	Compensation
2.12.	Change of Lending Office
2.13.	Notice of Certain Costs
2.14.	Incremental Facilities.

SECTION 3.	Letters of Credit
3.1.	Issuance of Letters of Credit
3.2.	Letter of Credit Requests
3.3.	Letter of Credit Participations
3.4.	Agreement to Repay Letter of Credit Drawings
3.5.	Increased Costs
3.6.	Successor Letter of Credit Issuer

SECTION 4.	Fees; Commitment Reductions and Terminations
4.1.	Fees
4.2.	Voluntary Reduction of Commitments
4.3.	Mandatory Termination of Commitments

SECTION 5.	Payments
5.1.	Voluntary Prepayments
5.2.	Mandatory Prepayments
5.3.	Method and Place of Payment
5.4.	Net Payments
5.5.	Computations of Interest and Fees
5.6.	Limit on Rate of Interest

SECTION 6.	Conditions Precedent to Initial Credit Event
6.1.	Credit Documents
6.2.	Collateral

i

6.3.	Legal Opinions
6.4.	No Defaults; Representations and Warranties
6.5.	Senior Unsecured Notes
6.6.	Equity Investment
6.7.	Structure and Terms of the Acquisition Transactions and Public Company Merger
6.8.	Discharge of Existing Debt and Redemption of Preferred Stock
6.9.	Closing Certificates
6.10.	Corporate Proceedings
6.11.	Corporate Documents
6.12.	Fees and Expenses
6.13.	Solvency Certificate
6.14.	Financial Statements
6.15.	Consents and Approvals
6.16.	Environmental Matters
6.17.	Patriot Act, etc

SECTION 7.	Conditions Precedent to Initial Transaction Closing Date
7.1.	Previous Closing Date
7.2.	Credit Documents
7.3.	Collateral
7.4.	Legal Opinions
7.5.	No Defaults; Representations and Warranties
7.6.	Senior Unsecured Notes
7.7.	Equity Investment
7.8.	Initial Transaction
7.9.	Discharge of Existing Debt
7.10.	Closing Certificates
7.11.	Corporate Proceedings
7.12.	Corporate Documents
7.13.	Fees and Expenses
7.14.	Consents and Approvals
7.15.	Perfection Certificate
7.16.	Insurance Certificates

SECTION 8.	Condition Precedent to Borrowing of Delayed Draw Term Loans
8.1.	Previous Closing Dates
8.2.	Credit Documents
8.3.	Collateral
8.4.	Legal Opinions
8.5.	Equity Investment
8.6.	Subsequent Transaction
8.7.	Closing Certificates
8.8.	Corporate Proceedings
8.9.	Corporate Documents
8.10.	Consents and Approvals
8.11.	Fees and Expenses

8.12.	Call Transaction

SECTION 9.	Conditions Precedent to All Credit Events
9.1.	No Default; Representations and Warranties
9.2.	Notice of Borrowing; Letter of Credit Request

SECTION 10.	Representations, Warranties and Agreements
10.1.	Corporate Status
10.2.	Corporate Power and Authority
10.3.	No Violation
10.4.	Litigation
10.5.	Margin Regulations
10.6.	Governmental Approvals
10.7.	Investment Company Act
10.8.	True and Complete Disclosure
10.9.	Financial Condition; Financial Statements
10.10.	Tax Returns and Payments
10.11.	Compliance with ERISA
10.12.	Subsidiaries
10.13.	Patents, etc.
10.14.	Environmental Laws
10.15.	Properties, Assets and Rights
10.16.	Commodity Hedging Agreements

SECTION 11.	Affirmative Covenants
11.1.	Information Covenants
11.2.	Books, Records and Inspections
11.3.	Maintenance of Insurance
11.4.	Payment of Taxes
11.5.	Consolidated Corporate Franchises
11.6.	Compliance with Statutes.
11.7.	ERISA
11.8.	Good Repair
11.9.	Transactions with Affiliates
11.10.	End of Fiscal Years; Fiscal Quarters
11.11.	Additional Guarantors and Grantors
11.12.	Pledges of Additional Stock and Evidence of Indebtedness
11.13.	Use of Proceeds
11.14.	Changes in Business
11.15.	Further Assurances

SECTION 12.	Negative Covenants
12.1.	Limitation on Indebtedness
12.2.	Limitation on Liens
12.3.	Limitation on Fundamental Changes
12.4.	Limitation on Sale of Assets
12.5.	Limitation on Investments

12.6.	Limitation on Dividends
12.7.	Limitations on Debt Payments and Amendments
12.8.	Limitations on Sale Leasebacks
12.9.	Consolidated Total Debt to Consolidated EBITDA Ratio
12.10.	Consolidated EBITDA to Consolidated Interest Expense Ratio
12.11.	Capital Expenditures
12.12.	Special Letter of Credit Covenants

SECTION 13.	Events of Default
13.1.	Payments
13.2.	Representations, etc.
13.3.	Covenants
13.4.	Default Under Other Agreements
13.5.	Bankruptcy, etc.
13.6.	ERISA
13.7.	Guarantee
13.8.	Security Documents
13.9.	Subordination
13.10.	Judgments
13.11.	Change of Control
13.12.	Defaults Under Commodity Hedging Agreements
13.13.	Termination of Special Letter of Credit Commitments
13.14.	Borrower’s Right to Cure

SECTION 14.	The Administrative Agent
14.1.	Appointment
14.2.	Delegation of Duties
14.3.	Exculpatory Provisions
14.4.	Reliance by Administrative Agent
14.5.	Notice of Default
14.6.	Non-Reliance on Administrative Agent and Other Lenders
14.7.	Indemnification
14.8.	Administrative Agent in its Individual Capacity
14.9.	Successor Agent
14.10.	Withholding Tax
14.11.	Collateral Trustee

SECTION 15.	Miscellaneous
15.1.	Amendments and Waivers
15.2.	Notices
15.3.	No Waiver; Cumulative Remedies
15.4.	Survival of Representations and Warranties
15.5.	Payment of Expenses and Taxes; Indemnification
15.6.	Successors and Assigns; Participations and Assignments
15.7.	Replacements of Lenders under Certain Circumstances
15.8.	Adjustments; Set-off
15.9.	Counterparts

15.10.	Severability
15.11.	Integration
15.12.	GOVERNING LAW
15.13.	Submission to Jurisdiction; Waivers
15.14.	Acknowledgments
15.15.	WAIVERS OF JURY TRIAL
15.16.	Confidentiality
15.17.	USA PATRIOT Act

v

SCHEDULES

Schedule 1.1(a)	Mortgaged Properties
Schedule 1.1(b)	Commitments and Addresses of Lenders
Schedule 1.1(c)	Scheduled Assets
Schedule 2.5(c)	Delayed Draw Repayment Dates and Amounts (to be prepared pursuant to Section 2.5(b)
Schedule 7.3(d)	Insured Mortgaged Properties
Schedule 10.12	Subsidiaries
Schedule 12.1	Indebtedness
Schedule 12.2	Liens
Schedule 12.5	Investments

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Guarantee
Exhibit C	Form of Deed of Trust
Exhibit D	Form of Perfection Certificate
Exhibit E-1	Form of Security Agreement
Exhibit E-2	Form of Pledge Agreement
Exhibit E-3	Form of Collateral Trust Agreement
Exhibit E-4	Form of Escrow Agreement
Exhibit F	Form of Letter of Credit Request
Exhibit G-1	Form of Legal Opinions (Credit Agreement Closing Date)
Exhibit G-2	Form of Legal Opinions (Initial Transaction Closing Date)
Exhibit H	Form of Closing Certificate
Exhibit I-1	Form of Promissory Note (Initial Term Loans)
Exhibit I-2	Form of Promissory Note (Delayed Draw Term Loans)
Exhibit I-3	Form of Promissory Note (New Term Loans)
Exhibit I-4	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit J	Form of Joinder Agreement

CREDIT AGREEMENT, dated as of December 14, 2004, among TEXAS GENCO LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Joint Lead Arranger and Joint Bookrunner, MORGAN STANLEY SENIOR FUNDING INC., as Syndication Agent, Joint Lead Arranger and Joint Bookrunner, DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, as Co-Documentation Agent and Joint Bookrunner, CITICORP USA, INC., as Co-Documentation Agent and Joint Bookrunner, and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger for the Special Letter of Credit Facility (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1).

RECITALS:

WHEREAS, prior to the date hereof, Texas Genco Holdings, Inc. (“Genco Holdings”), a Delaware corporation wholly owned by CenterPoint Energy, Inc. (“CenterPoint”), divided its Nuclear Assets and its Non-Nuclear Assets;

WHEREAS, on the Credit Agreement Closing Date, NN Houston Sub, Inc. (“NN Houston Sub”), a Texas corporation indirectly wholly owned by CenterPoint, will merge with and into Genco Holdings (the “Public Company Merger”) and, as a result of the Public Company Merger, the shareholders of Genco Holdings, other than CenterPoint, will receive consideration in exchange for their shares of Capital Stock of Genco Holdings;

WHEREAS, on or about the day following the Public Company Merger, the Borrower will acquire all of the Non-Nuclear Assets of Genco Holdings (other than cash on the balance sheet of Genco Holdings) pursuant to (i) a merger of New Genco II L.P. (“Newco 1”), a Texas limited partnership indirectly wholly owned by the Borrower, with and into Texas Genco II, LP (“Genco II LP”), a Texas limited partnership wholly owned by Genco Holdings, and (ii) a merger of New Genco Services L.P. (“Newco 2”), a Texas limited partnership indirectly wholly owned by the Borrower, with and into Texas Genco Services, LP (“Genco Services”), a Texas limited partnership wholly owned by Genco Holdings, in each case in accordance with the terms of the Transaction Agreement (the transactions described in clauses (i) and (ii), together, the “Initial Transaction”);

WHEREAS, following the consummation of the Initial Transaction, the Borrower intends to acquire all of the Capital Stock of Genco Holdings (which, at the date of such acquisition, will own only the Nuclear Assets and cash on its balance sheet) pursuant to a merger of HPC Merger Sub, Inc. (“HPC Merger Sub”), a Texas corporation wholly owned by the Borrower, with and into Genco Holdings, in accordance with the terms of the Transaction Agreement (the “Subsequent Transaction” and, together with the Initial Transaction, the “Acquisition Transactions”);

WHEREAS, in connection with the Acquisition Transactions, (i) the Borrower will issue not less than $1,125,000,000 in aggregate principal amount of its senior unsecured notes (the “Senior Unsecured Notes”) pursuant to a Rule 144A offering (the “Notes Offering”) and (ii) the Sponsors and the Management Investors will contribute an amount in cash and common equity to the Borrower that is equal to or greater than $898,100,000 (the “Equity Investment”);

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) $1,150,000,000 in aggregate principal amount of term loans to be borrowed on the Credit Agreement Closing Date (the “Initial Term Loan Facility”), (ii) $475,000,000 in aggregate principal amount of term loans to be borrowed on the earlier of the Subsequent Transaction Closing Date and the Call Transaction Closing Date (the “Delayed Draw Term Loan Facility”), provided that no more than $200,000,000 of the Delayed Draw Term Loan Facility may be used to fund the Call Transaction, (iii) up to $325,000,000 in aggregate principal amount of Revolving Credit Commitments (the “Revolving Credit Facility”), (iv) up to $200,000,000 in aggregate Stated Amount of letters of credit (the “Base Letter of Credit Facility”) and (v) up to $344,352,000 in aggregate Stated Amount of letters of credit (the “Special Letter of Credit Facility”).  The proceeds of the Initial Term Loan Facility will be used to fund the Initial Transaction and related Transaction Expenses.  The proceeds of the Delayed Draw Term Loan Facility will be used to fund the Subsequent Transaction and related Transaction Expenses or the Call Transaction and related expenses (but not both).  Revolving Credit Loans available under the Revolving Credit Facility will be used for working capital requirements and general corporate purposes of the Borrower and the Restricted Subsidiaries, including the financing of a portion of the Subsequent Transaction.  The Borrower will use the letters of credit issued under the Revolving Credit Facility for general corporate purposes, including supporting the obligations of the Borrower and the Restricted Subsidiaries under Commodity Hedging Agreements.  The letters of credit issued under the Base Letter of Credit Facility will be used to support the obligations of the Borrower and the Restricted Subsidiaries under Eligible Commodity Hedging Agreements.  The letters of credit issued under the Special Letter of Credit Facility will be used to support the obligations of the Borrower and the Restricted Subsidiaries under the GS Commodity Hedging Agreement, the MS Commodity Hedging Agreement and other Special Commodity Hedging Agreements;

WHEREAS, the Borrower has agreed to secure all of its Obligations under this Agreement by granting to the Collateral Trustee, for the benefit of Secured Parties, a first priority lien on its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of the Capital Stock of each of its “first tier” Foreign Subsidiaries; and

WHEREAS, the Guarantors have agreed to guarantee the Obligations under this Agreement and to secure their respective guarantees by granting to the Collateral Trustee, for the benefit of Secured Parties, a first priority lien on their respective assets, including a pledge of all of the Capital Stock of each of their Domestic Subsidiaries and 65% of the Capital Stock of each of their “first tier” Foreign Subsidiaries.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   Definitions

1.1.                              Defined Terms.  (a)  As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8 and, in any event, shall include all Swingline Loans.

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest proceeds of an Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event; provided that such reinvestment is made within 365 days after the date on which such commitment is entered into by the Borrower or such Restricted Subsidiary.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquisition Transactions” shall have the meaning provided in the recitals to this Agreement.

“Adjusted Total Base Letter of Credit Commitment” shall mean, at any time, the Total Base Letter of Credit Commitment less the aggregate Base Letter of Credit Commitments of all Defaulting Lenders.

“Adjusted Total Delayed Draw Term Loan Commitment” shall mean, at any time, the Total Delayed Draw Term Loan Commitment less the aggregate Delayed Draw Term Loan Commitments of all Defaulting Lenders.

“Adjusted Total New Term Loan Commitment” shall mean, at any time with respect to New Term Loans of any Series, the Total New Term Loan Commitment for such Series less the aggregate New Term Loan Commitments for such Series of all Defaulting Lenders.

“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Special Letter of Credit Commitment” shall mean, at any time, the Total Special Letter of Credit Commitment less the aggregate Special Letter of Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean GSCP, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 30 Hudson Street, Jersey City, New Jersey 07302, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Joint Lead Arrangers, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the other Credit Documents.

“Applicable ABR Margin” shall mean, at any date, (a) with respect to Initial Term Loans, Delayed Draw Term Loans and Special Letters of Credit, (i) if the Initial Term Loans and Delayed Draw Term Loans are rated at least Ba1 by Moody’s on such date, 0.75% per annum or (ii) otherwise, 1.00% per annum, and (b) with respect to Revolving Credit Loans, Swingline Loans, Revolving Letters of Credit and Base Letters of Credit, (i) during the period from the Credit Agreement Closing Date to but excluding the Initial Financial Statement Delivery Date, 1.25% per annum, and (ii) thereafter, the applicable percentage per annum set forth below based upon the Status in effect on such date.

Status	Applicable ABR Margin for Revolving Credit Loans, Swingline Loans, Revolving Letters of Credit and Base Letters of Credit
Level I Status	1.00%
Level II Status	0.75%

“Applicable Eurodollar Margin” shall mean, at any date, (a) with respect to Initial Term Loans, Delayed Draw Term Loans and Special Letters of Credit, (i) if the Initial Term Loans and Delayed Draw Term Loans are rated at least Ba1 by Moody’s on such date, 1.75% per annum or (ii) otherwise, 2.00% per annum, and (b) with respect to Revolving Credit Loans, Swingline Loans, Revolving Letters of Credit and Base Letters of Credit, (i) during the period from the Credit Agreement Closing Date to but excluding the Initial Financial Statement Delivery Date, 2.25% per annum, and (ii) thereafter, the applicable percentage per annum set forth below based upon the Status in effect on such date.

Status	Applicable Eurodollar Margin for Revolving Credit Loans, Revolving Letters of Credit and Base Letters of Credit
Level I Status	2.00%
Level II Status	1.75%

“Applicable Laws” shall mean, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator or other Governmental Authority, including ERCOT, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean the Applicable ABR Margin or the Applicable Eurodollar Margin, as applicable .

“Approved Fund” shall have the meaning provided in Section 15.6(b).

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any sale, transfer or other disposition of any Capital Stock of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary); provided that the term “Asset Sale Prepayment Event” shall not include (a) any Recovery Event or (b) any sale, transfer or other disposition permitted under clauses (a), (b), (g) and (h) of Section 12.4.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of, without duplication:

(i)                                     (x) for the purposes of Sections 12.5(j), 12.5(m), 12.5(o) and 12.11(b), $250,000,000 in aggregate, and (y) for the purposes of clause (ii) of the proviso to Section 12.7(a) and clause (i) of the proviso to Section 12.7(b), $125,000,000 in aggregate;

(ii)                                  an amount equal to (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Credit Agreement Closing Date and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been after the Credit Agreement Closing Date and on or prior to the Reference Date (or will be) applied to the prepayment of Loans in accordance with Section 5.2(a)(iii) (calculated after giving pro forma effect to any investment actually made pursuant to Section 12.5(j), 12.5(m) or 12.5(o), any prepayment, reduction or repurchase actually made pursuant to clause (ii) of the proviso to Section 12.7(a) or clause (i) of the proviso to Section 12.7(b), or any Capital Expenditure actually made pursuant to Section 12.11(b));

(iii)                               the amount of any capital contributions or other equity issuances (other than the Equity Investment) made or received by the Borrower during the period from and including the Business Day immediately following the Credit Agreement Closing Date through and including the Reference Date;

(iv)                              the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Guarantor from any Minority Investments or Unrestricted Subsidiaries after the Credit Agreement Closing Date and on or prior to the Reference Date (other than the portion of any such dividends and other distributions that is used by the Borrower or any Guarantor to pay taxes or to pay Tax Distributions);

(v)                                 the aggregate amount of all cash repayments of principal received by the Borrower or any Guarantor from any Minority Investments or Unrestricted Subsidiaries after the Credit Agreement Closing Date and on or prior to the Reference Date in respect of loans made by the Borrower or any Guarantor to such Minority Investments or Unrestricted Subsidiaries; and

(vi)                              the aggregate amount of all net cash proceeds received by the Borrower or any Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary after the Credit Agreement Closing Date and on or prior to the Reference Date, minus (b) the sum of:

(i)                                     the aggregate amount of any investments (including loans) made by the Borrower or any Restricted Subsidiary pursuant to Section 12.5(j), 12.5(m) or 12.5(o) after the Credit Agreement Closing Date and on or prior to the Reference Date;

(ii)                                  the aggregate amount of prepayments, repurchases and redemptions made by the Borrower or any Restricted Subsidiary pursuant to clause (ii) of the proviso to Section 12.7(a) and clause (i) of the proviso to Section 12.7(b) after the Credit Agreement Closing Date and on or prior to the Reference Date; and

(iii)                               the aggregate amount of Capital Expenditures made by the Borrower or any Restricted Subsidiary pursuant to Section 12.11(b) after the Credit Agreement Closing Date and on or prior to the Reference Date.

“Available Capacity” shall mean the net generation capacity of any Baseload Asset less scheduled maintenance outages.

“Bankruptcy Code” shall have the meaning provided in Section 13.5.

“Base Letter of Credit” shall have the meaning provided in Section 3.1(b).

“Base Letter of Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Base Letter of Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Base Letter of Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Base Letter of Credit Commitment, in each case as the same may be changed from time to time pursuant to terms hereof.  The aggregate amount of the Base Letter of Credit Commitments as of the date hereof is $200,000,000.

“Base Letter of Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Base Letter of Credit Commitment by (b) the aggregate amount of the Base Letter of Credit Commitments, provided that at any time when the Total Base Letter of Credit Commitment shall have been terminated pursuant to Section 13, each Lender’s Base Letter of Credit Commitment Percentage shall be its Base Letter of Credit Commitment Percentage as in effect immediately prior to such termination.

“Base Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(c) at such time and (b) such Lender’s Base Letter of Credit Commitment Percentage of the Base Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(c)).

“Base Letter of Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Base Letter of Credit Fee” shall have the meaning provided in Section 4.1(d).

“Base Letter of Credit Maturity Date” shall mean the date that is five years after the Credit Agreement Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Base Letter of Credit Participant” shall have the meaning provided in Section 3.3(b).

“Base Letter of Credit Participation” shall have the meaning provided in Section 3.3(b).

“Base Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Base Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Base Letters of Credit.

“Baseload Assets” shall mean (a) any Initial Baseload Assets and (b) any other assets comprising an electric generating facility or unit acquired, constructed or redesignated as such, in each such case after the Initial Transaction Closing Date that is certified by an Authorized Officer of the Borrower to be a baseload asset.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of Initial Term Loan on the Credit Agreement Closing Date (or resulting from conversions on a given date after the Credit Agreement Closing Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans), (c) the incurrence of one Type of Delayed Draw Term Loan on the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable (or resulting from conversions on a given date after the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable), having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans), (d) the incurrence of one Type of New Term Loan on the applicable Increased Amount Date (or resulting from conversions on a given date after the applicable Increased Amount Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans), and (e) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Revolving Credit Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Revolving Credit Loans).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Call Transaction” shall mean the right of the Borrower to redeem up to $200,000,000 in aggregate principal amount of the Senior Unsecured Notes pursuant to Section 3.07(c) of the Senior Unsecured Note Indenture if the Subsequent Transaction is not consummated.

“Call Transaction Closing Date” shall mean the date on which the Borrower consummates the Call Transaction.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within two years of the sale of any asset to the extent purchased with the proceeds of such sale, (d) expenditures that constitute any part of Consolidated Lease Expense or (e) expenditures relating to the acquisition of nuclear fuel.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“CenterPoint” shall have the meaning provided in the recitals to this Agreement.

“Change of Control” shall mean and be deemed to have occurred if (a) (i) the Sponsors and the Management Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of the Borrower (other than as the result of one or more widely distributed offerings of common stock of the Borrower whether by the Borrower, the Sponsors or the Management Investors) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Sponsors, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of the Borrower that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by the Sponsors and the Management Group, unless, in the case of either clause (i) or (ii) above, the Sponsors and the Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least majority of the Board of Managers of the Borrower; and/or (b) at any time Continuing Managers shall not constitute at least majority of the Board of Managers of the Borrower; and/or (c) a Change of Control (as defined in the Senior Unsecured Note Indenture) shall have occurred.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, New Revolving Credit Loans, Initial Term Loans, Delayed Draw Term Loans, New Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment, a New Term Loan Commitment, a Revolving Credit Commitment, a New Revolving Credit Commitment, a Swingline Commitment, a Base Letter of Credit Commitment or a Special Letter of Credit Commitment.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Documentation Agents” shall mean Citicorp USA, Inc. and Deutsche Bank AG, Cayman Islands Branch, together with their affiliates, as the co-documentation agents for the Lenders under this Agreement and the other Credit Documents.

“Collateral” shall have the meaning provided in the Security Agreement, the Pledge Agreement or any Deed of Trust, as applicable.

“Collateral Trust Agreement” shall mean the Collateral Trust Agreement, dated as of the Credit Agreement Closing Date, among the Borrower, the Guarantors, the Collateral Trustee and the Secured Parties named therein, substantially in the form of Exhibit E-3, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Collateral Trustee” shall mean Goldman Sachs Credit Partners L.P., as collateral trustee for the Secured Parties under the Collateral Trust Agreement.

“Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, New Term Loan Commitment, Revolving Credit Commitment, New Revolving Credit Commitment, Swingline Commitment, Base Letter of Credit Commitment or Special Letter of Credit Commitment.

“Commodity Hedging Agreement” shall mean the GS Commodity Hedging Agreement, the MS Commodity Hedging Agreement or any other swap, cap, collar, floor, future, option, spot, forward, power purchase and sale agreement, fuel purchase and sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, netting agreement or similar agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business in order to protect the Borrower or such Restricted Subsidiary against fluctuations in the price or availability of any commodity.

“Confidential Information” shall have the meaning provided in Section 15.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated November 2004, delivered to the Lenders in connection with this Agreement.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income and franchise taxes” of the Borrower and the Restricted Subsidiaries, excluding (a) extraordinary items for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 11.1(a) and (b) the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period:

(a) the sum, without duplication, of the amounts for such period of (x) Consolidated Earnings and (y) to the extent already deducted in arriving at Consolidated Earnings:

(i)                                     Consolidated Interest Expense;

(ii)                                  depreciation expense;

(iii)                               amortization expense, including the amortization of deferred financing fees and nuclear fuel costs (not to be reduced by any non-cash amortization relating to above market fuel contracts and off market power contracts);

(iv)                              extraordinary losses and unusual or non-recurring charges (including any writeoffs, writedowns or other non-cash charges reducing Consolidated Earnings for such period, but excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period);

(v)                                 any non-cash loss attributable to the mark to market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-”Accounting for Derivative Instruments and Hedging Activities”;

(vi)                              any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Earnings in the current period;

(vii)                           any gain relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Earnings in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(iii) and (b)(iv) below;

(viii)                        losses on asset sales;

(ix)                                restructuring charges, including any one-time costs incurred in connection with acquisitions after the Initial Transaction Closing Date;

(x)                                   in the case of any period that includes a period ending on or prior to December 31, 2005, Transaction Expenses;

(xi)                                any expenses or charges incurred in connection with any issuance of debt or equity securities, any refinancing transaction or any amendment or other modification of any debt instrument (whether or not successful);

(xii)                             any fees and expenses related to Permitted Acquisitions;

(xiii)                          any deduction for minority interest expense;

(xiv)                         the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (including any amortization thereof);

(xv)                            up to $100,000,000 per fiscal year of the Borrower of expenses or charges incurred as a result of any planned or unplanned outage of any unit at the South Texas Project by reason of any action by any regulatory body or other Governmental Authority or to comply with any Applicable Law;

(xvi)                         any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142-”Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144-”Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Statement No. 141-”Business Combinations”;

(xvii)                      the amount of cost savings in respect of cost reduction efforts, calculated on a pro forma basis as though such cost savings had been achieved on the first day of such period, pursuant to specified actions taken during such period minus the amount of actual benefits realized for such period from such actions (provided that (1) such actions are commenced within 36 months after the Credit Agreement Closing Date, (2) the amount of cost savings added pursuant to this clause (xvii) shall not exceed $60,000,000 during such period, (3) no amount shall be added pursuant to this clause (xvii) to the extent such amount is included in clause (ix) above with respect to such period and (4) any such cost savings shall be certified to the Administrative Agent in writing in reasonable detail by the chief financial officer of the Borrower and, if such cost savings exceed $15,000,000, by the Board of Managers of the Borrower);

(xviii)                   any losses from the early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments (other than Commodity Hedging Agreements);

(xix)                           up to $30,000,000 per fiscal year of the Borrower of expenses or charges incurred as a result of any planned outage of any unit of a Baseload Asset for purposes of upgrading or expanding such unit;

(xx)                              expenses related to the implementation of enterprise resource planning systems; and

(xxi)                           any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

less (b) the sum of the amounts for such period of:

(i)                                     extraordinary gains and non-recurring gains;

(ii)                                  non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period, excluding non-cash gains relating to above market fuel contracts and including non-cash gains relating to off market power contracts) increasing Consolidated Earnings for such period, other than the accrual of revenues in the ordinary course of business;

(iii)                               any non-cash gain attributable to the mark to market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-”Accounting for Derivative Instruments and Hedging Activities”;

(iv)                              any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Earnings in the current period;

(v)                                 any loss relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Earnings in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(v) and (a)(vi) above;

(vi)                              any gains from the early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments (other than Commodity Hedging Agreements); and

(vii)                           gains on asset sales;

all as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that (A) except as provided in clause (C) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income and franchise taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by the Borrower or the Restricted Subsidiaries during such period through dividends or other distributions, (B) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (C) (x) there shall be included in determining Consolidated EBITDA for any period (1) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired, including pursuant to the Initial Transaction, the Subsequent Transaction and the ROFR, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (2) for the purposes of the definition of the term “Permitted Acquisition” and Sections 12.3, 12.9 and 12.10, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent and (y) for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).  Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall include any benefit from any above market fuel contracts and shall exclude any benefit from any off market power contracts, each as recorded on the balance sheet of the Borrower and the Restricted Subsidiaries at the time of the Acquisition Transactions.

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases and Synthetic Leases in accordance with GAAP), net of cash interest income, of the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Hedging Agreements, but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, and excluding, for the avoidance of doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 and any one-time cash costs associated with breakage costs in respect of Interest Rate Hedging Agreements; provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 12.3, 12.9 and 12.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) relating to any debt incurred or assumed as part of an acquisition of an Acquired Entity or Business or as part of the conversion of a Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or repaid on the first day of such period.  Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Credit Agreement Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Credit Agreement Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Credit Agreement Closing Date through the date of determination.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations and Synthetic Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income shall include any benefit from any above market fuel contracts and shall exclude any benefit from any off market power contracts, each as recorded on the balance sheet of the Borrower and the Restricted Subsidiaries at the time of the Acquisition Transactions.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date and (ii) all Capitalized Lease Obligations and Synthetic Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash, to the extent exceeding $50,000,000, included in the cash accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Continuing Manager” shall mean, at any date, an individual (a) who is a member of the Board of Managers of the Borrower on the Credit Agreement Closing Date, (b) who, as at such date, has been a member of such Board of Managers for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Managers, directly or indirectly, by one or more Sponsors or Persons nominated by one or more Sponsors or (d) who has been nominated to be a member of such Board of Managers by a majority of the other Continuing Managers then in office.

“Control Account” shall mean an account maintained under the sole dominion and control of, and on terms and conditions reasonably satisfactory to, the Collateral Trustee.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Credit Agreement Closing Date” shall mean the date of the initial Credit Event hereunder.

“Credit Documents” shall mean this Agreement, the Escrow Agreement, the Security Documents, each Letter of Credit and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan, the issuance of a Letter of Credit and the Escrow Release.

“Credit Facility” shall mean any of the Initial Term Loan Facility, the Delayed Draw Term Loan Facility, any New Term Loan Facility, the Revolving Credit Facility, the Base Letter of Credit Facility or the Special Letter of Credit Facility, as applicable.

“Credit Party” shall mean each of the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cure Amount” shall have the meaning provided in Section 13.14(a).

“Cure Right” shall have the meaning provided in Section 13.14(a).

“Currency Hedging Agreement” shall mean any swap, cap, collar, future, option or similar agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and not for speculative purposes in order to protect the Borrower or such Restricted Subsidiary against fluctuations in currency exchange rates.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (including any issuance by the Borrower of Permitted Additional Notes), excluding any Indebtedness permitted to be issued or incurred under Section 12.1 (other than clause (i)(ii) thereof).

“Deed of Trust” shall mean a Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Trustee for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit C or, in the case of any Mortgaged Property located outside the United States of America, in such form as agreed between the Borrower and the Collateral Trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Delayed Draw Term Loan” shall have the meaning provided in Section 2.1(b).

“Delayed Draw Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Delayed Draw Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Delayed Draw Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Delayed Draw Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Delayed Draw Term Loan Commitments as of the date hereof is $475,000,000; provided that no more than $200,000,000 of the Delayed Draw Term Loan Commitment may be used to fund the Call Transaction.

“Delayed Draw Term Loan Facility” shall have the meaning provided in the recitals to this Agreement.

“Delayed Draw Term Loan Maturity Date” shall mean the date that is seven years after the Credit Agreement Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Delayed Draw Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Delayed Draw Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Distributable Scheduled Asset Proceeds” shall mean up to $100,000,000 of Net Cash Proceeds received in connection with Scheduled Asset Events, which excess Net Cash Proceeds are offered for prepayment pursuant to Section 5.2(a)(ii) and refused by any Lender pursuant to Section 5.2(c).

“Dividends” shall have the meaning provided in Section 12.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Eligible Commodity Hedging Agreement” shall mean (a) the GS Commodity Hedging Agreement and the MS Commodity Hedging Agreement and (b) any other Commodity Hedging Agreement entered into by the Borrower or any Restricted Subsidiary that has both of the following characteristics: (i) the purpose of such Commodity Hedging Agreement is to protect the Borrower or such Restricted Subsidiary against fluctuations in power and/or gas prices; and (ii) such Commodity Hedging Agreement is structured such that the counterparty’s credit exposure and actual or projected mark-to-market exposure to the Borrower or such Restricted Subsidiary is positively correlated with power and/or gas prices.

“Environmental Capital Expenditures” shall mean Capital Expenditures deemed necessary by the Borrower or any Restricted Subsidiary to comply with Environmental Laws.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Commitment Letter” shall mean the Commitment Letter, dated July 21, 2004, among the Borrower and the Sponsors.

“Equity Investment” shall have the meaning provided in the recitals to this Agreement.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary thereof would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Agent” shall mean JPMorgan Chase Bank, National Association, in such capacity under the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement, dated as of the Closing Date, among the Escrow Agent, the Borrower, the Administrative Agent and Wells Fargo Bank, National Association, as trustee under the Senior Unsecured Note Indenture, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Escrow Release” shall mean the release of the proceeds of the Initial Term Loans from escrow to the Borrower in accordance with the Escrow Agreement to fund the Initial Transaction and related Transaction Expenses.

“Escrow Return Date” shall mean the earlier of (a) the date that is 10 Business Days after the Credit Agreement Closing Date and (b) the date of termination of the Transaction

Agreement; provided that the Escrow Return Date shall not occur if the Initial Transaction Closing Date shall have occurred on or prior to the earlier of such dates.

“Estimation Period” shall mean each tax period ending on a quarterly estimated tax payment date for U.S. Federal income tax purposes for a corporation that is taxed on a calendar year basis.

“Eurodollar Delayed Draw Term Loan” shall mean any Delayed Draw Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Initial Term Loan” shall mean any Initial Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or Eurodollar Revolving Credit Loan.

“Eurodollar Rate” shall mean, in the case of any Eurodollar Loan, with respect to each day during each Interest Period pertaining to such Eurodollar Loan, (a) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate.  In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “Eurodollar Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “Eurodollar Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Term Loan” shall mean any Eurodollar Initial Term Loan or Eurodollar Delayed Draw Term Loan, as applicable.

“Event of Default” shall have the meaning provided in Section 13.

“Excepted Distributable Scheduled Asset Proceeds” shall mean up to $100,000,000 of net cash proceeds received in connection with Scheduled Asset Events.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of:

(i)                                     Consolidated Net Income for such period;

(ii)                                  an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income;

(iii)                               decreases in Consolidated Working Capital for such period;

(iv)                              an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v)                                 any termination payments or similar payments received by the Borrower or any Restricted Subsidiary during such period in connection with the termination, partial termination or other reduction of any Commodity Hedging Agreement;

over (b) the sum, without duplication, of:

(i)                                     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income;

(ii)                                  the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures, whether incurred in such period or in a subsequent period);

(iii)                               the aggregate amount of all prepayments of Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the Total Revolving Credit Commitment except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries;

(iv)                              the aggregate amount of all principal payments of Indebtedness of the Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries;

(v)                                 an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(vi)                              increases in Consolidated Working Capital for such period;

(vii)                           payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness;

(viii)                        the amount of investments made during such period pursuant to Section 12.5 to the extent that such investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries;

(ix)                                the amount of dividends or distributions paid during such period pursuant to clause (b), (c) (to the extent financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries), (d), (f), (g) or (i) of the proviso to Section 12.6 to the extent such dividends or distributions were paid with the proceeds of any amount referred to in paragraph (a) of this definition;

(x)                                   the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;

(xi)                                the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and that are accounted for as extraordinary items;

(xii)                             any termination payments or similar payments made by the Borrower or any Restricted Subsidiary during such period in connection with the termination, partial termination or other reduction of any Commodity Hedging Agreement; and

(xiii)                          the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries relating to the acquisition of nuclear fuel.

“Excess Cash On Hand” shall have the meaning provided in Section 12.6(h).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean (a) with respect to Revolving Credit Commitments and Revolving Letters of Credit, the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Revolving Letters of Credit Outstanding shall have been reduced to zero, (b) with respect to Base Letter of Credit Commitments and Base Letters of Credit, the date on which the Base Letter of Credit

Commitments shall have terminated and the Base Letters of Credit Outstanding shall have been reduced to zero, and (c) with respect to Special Letter of Credit Commitments and Special Letters of Credit, the date on which the Special Letter of Credit Commitments shall have terminated and the Special Letter of Credit Outstandings shall have been reduced to zero.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 12.9 and 12.10.

“First Lien” shall mean a Lien that is pari passu with the Liens securing the Obligations; provided that the holder of such Lien agrees to be bound by the Collateral Trust Agreement with respect thereto.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(b).

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or one of the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 12, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 12 shall be calculated as if no such change in GAAP has occurred.

“Genco Holdings” shall have the meaning provided in the recitals to this Agreement.

“Genco Services” shall have the meaning provided in the recitals to this Agreement.

“Genco II LP” shall have the meaning provided in the recitals to this Agreement.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including ERCOT.

“GS Commodity Hedging Agreement” shall mean the Master Power Purchase and Sale Agreement and Cover Sheet dated as of July 21, 2004, the Confirmation thereunder dated as of July 21, 2004 and the Confirmation thereunder dated as of November 30, 2004, each between the GS Counterparty and Texas Genco II, LP (as successor by merger), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“GS Counterparty” shall mean J. Aron & Company or any other subsidiary of The Goldman Sachs Group, Inc. that succeeds to J. Aron & Company under the GS Commodity Hedging Agreement.

“GS Letters of Credit” shall mean the $300,000,000 and $18,000,000 Special Letter of Credit issued in favor of the GS Counterparty on the Initial Transaction Closing Date to support the obligations of Texas Genco II, LP under the GS Commodity Hedging Agreement.

“GSCP” shall mean Goldman Sachs Credit Partners L.P.

“Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Guarantee and Collateral Exception Amount” shall mean, at any time: (a) $250,000,000 minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to Section 12.1(j) or (k) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, Capital Stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Sections 11.11 and 11.12 and (ii) the lesser of (x) the aggregate Increased Commitment Amount at such time and (y) $125,000,000.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary (other than an Unrestricted Subsidiary or, if applicable, STP Nuclear Operating Company) on the Credit Agreement Closing Date and (b) each Domestic Subsidiary (other than an Unrestricted Subsidiary) that becomes a party to the Guarantee after the Credit Agreement Closing Date pursuant to Section 11.11.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Outstanding Amount” shall mean, with respect to obligations under a Commodity Hedging Agreement, the amount that would be payable in the reasonable judgment of the counterparty under such Commodity Hedging Agreement if such Commodity Hedging Agreement were terminated as the result of an event of default with respect to the Borrower or any of its Subsidiaries under such Commodity Hedging Agreement on the Business Day prior to the date of such determination or, if such Commodity Hedging Agreement was previously terminated, the termination amount which remains unpaid as of the Business Day preceding such date.  For the avoidance of doubt, any calculation of a Hedge Outstanding Amount in respect of a Commodity Hedging Agreement involving the purchase of fuel or the sale of power shall include, without limitation, consideration of the contractual value of any fuel or power, as applicable, which has been delivered on or before the date of the relevant calculation, but for which payment has not been made by the buyer of such fuel or power.

“Hedging Agreement” shall mean any Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement, as applicable.

“Hedging Credit Support Facility” shall mean any letter of credit facility or similar credit support facility entered into by the Borrower or any Restricted Subsidiary for the issuance of letters of credit or other support instruments to support the obligations of the Borrower or any Restricted Subsidiary under Commodity Hedging Agreements.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean, as of the Credit Agreement Closing Date, (a) the audited financial statements of the Borrower and its Subsidiaries for the immediately preceding two fiscal years, and (b) to the extent reasonably available, the unaudited quarterly financial statements of the Borrower and its Subsidiaries for each fiscal quarter following the latest date for which audited financial statements are available, in each case consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such periods.

“HPC Merger Sub” shall have the meaning provided in the recitals to this Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Increased Commitment Amount” shall have the meaning given to that term in Section 15.1.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements (including Hedging Agreements) and (g) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business and (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.

“Initial Baseload Assets” shall mean the assets comprising the Limestone Project, the South Texas Project and the Parish Project, each owned by the Borrower on the Initial Transaction Closing Date.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 11.1 Financials are delivered to the Lenders under Section 11.1 for the first full fiscal quarter commencing after the Credit Agreement Closing Date.

“Initial Term Loan” shall have the meaning provided in Section 2.1(a).

“Initial Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Initial Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Initial Term Loan Commitments as of the date hereof is $1,150,000,000.

“Initial Term Loan Facility” shall have the meaning provided in the recitals to this Agreement.

“Initial Term Loan Maturity Date” shall mean the earlier of (a) the Escrow Return Date and (b) the date that is seven years after the Credit Agreement Closing Date; provided that, in either case, if such date is not a Business Day, the “Initial Term Loan Maturity Date” will be the next preceding Business Day.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Initial Transaction” shall have the meaning provided in the recitals to this Agreement.

“Initial Transaction Closing Date” shall mean the date on which the conditions precedent set forth in Section 7 are satisfied and the Escrow Release occurs.

“Initial Transaction Closing Date Indebtedness” shall mean Indebtedness described on Schedule 12.1 under the caption “Initial Transaction Closing Date”.

“Initial Transaction Option Plan” shall mean the option plan to be entered into by the Borrower or any of its direct or indirect parent entities within 12 months after the Credit Agreement Closing Date.

“Interest Period” shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interest Rate Hedging Agreement” shall mean any swap, cap, collar, future, option or similar agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and not for speculative purposes in order to protect the Borrower or such Restricted Subsidiary against fluctuations in interest rates.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit J.

“Joint Lead Arrangers” shall mean (a) Goldman, Sachs & Co. and Morgan Stanley Senior Funding Inc., together with their affiliates, as arrangers of the Initial Term Loan Commitments, Delayed Draw Term Loan Commitments, Revolving Credit Commitments and Base Letter of Credit Commitments, and (b) Goldman, Sachs & Co. and Deutsche Bank Securities Inc., together with their affiliates, as arrangers of the Special Letter of Credit Commitments.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.4 or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1, 3.3 or 3.4, in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” shall mean a Revolving Letter of Credit, a Base Letter of Credit or a Special Letter of Credit, as applicable.

“Letter of Credit Commitment” shall mean the Revolving Letter of Credit Commitment, a Base Letter of Credit Commitment or a Special Letter of Credit Commitment, as applicable.

“Letter of Credit Issuer” shall mean (a) in the context of the Revolving Letter of Credit Facility and the Base Letter of Credit Facility, the Revolving/Base Letter of Credit Issuer, and (b) in the context of the Special Letter of Credit Facility, the Special Letter of Credit Issuer.  The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letters of Credit Outstanding” shall mean Revolving Letters of Credit Outstanding, Base Letters of Credit Outstanding or Special Letters of Credit Outstanding, as applicable.

“Letter of Credit Participant” shall mean a Revolving Letter of Credit Participant, a Base Letter of Credit Participant or a Special Letter of Credit Participant, as applicable.

“Letter of Credit Participation” shall mean a Revolving Letter of Credit Participation, a Base Letter of Credit Participation or a Special Letter of Credit Participation, as applicable.

“Letter of Credit Percentage” shall mean a Revolving Credit Percentage, a Base Letter of Credit Percentage or a Special Letter of Credit Percentage, as applicable.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Level I Status” shall mean, on any date, the Term Loan Repayment Amount as of such date is at least (x) if the Subsequent Transaction Closing Date has occurred, $400,000,000, or (y) if the Subsequent Transaction Closing Date has not occurred, $320,000,000.

“Level II Status” shall mean, on any date, the Term Loan Repayment Amount as of such date is at least (x) if the Subsequent Transaction Closing Date has occurred, $750,000,000, or (y) if the Subsequent Transaction Closing Date has not occurred, $600,000,000.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar change or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Limestone Project” shall mean the Limestone Electric Generating Station located in Limestone, Leon and Freestone Counties in the State of Texas, consisting of two coal-fired baseload generating units with an approximate net generating capacity, as of the Initial Acquisition Closing Date, of 1,621 megawatts.

“Loan” shall mean any Revolving Credit Loan, New Revolving Credit Loan, Swingline Loan, Initial Term Loan, Delayed Draw Term Loan or New Term Loan made by any Lender hereunder.

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary of the Borrower or any Restricted Subsidiary at such time.

“Management Investors” shall mean the management officers and employees of the Borrower and the Restricted Subsidiaries who become investors in the Borrower or any of its direct or indirect parent entities pursuant to the Initial Acquisition Option Plan within 12 months after the Credit Agreement Closing Date, not to exceed 10% of the Capital Stock of the Borrower.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(e)(ii).

“Mark-to-Market Exposure” shall mean (a) with respect to any Business Day (other than any Business Day that is within three Business Days prior to any date on which Special Letter of Credit Fees are due) for which the GS Counterparty or the MS Counterparty, as applicable, has provided the Special Letter of Credit Issuer with written notice of the aggregate positive mark-to-market exposure of the GS Counterparty or the MS Counterparty, as applicable, to the Borrower and the Restricted Subsidiaries on such Business Day, the aggregate positive mark-to-market exposure set forth in such notice, (b) with respect to any Business Day that is within three Business Days prior to any date on which Special Letter of Credit Fees are due or any day other than a Business Day, the aggregate positive mark-to-market exposure described in the most recent notice provided as described in clause (a), and (c) with respect to any day for which no notice has been provided as described in clause (a) (including for purposes of clause (b), the most recent day prior to the three Business Day period referenced therein on which a notice should have been provided), the aggregate Stated Amount of the applicable GS Letter of Credit or MS Letter of Credit (provided that for purposes of this clause (c), until the MS Initial LOC Reduction Date, the Stated Amount of the MS Letter of Credit shall be deemed to be $26,352,000), as the case may be; provided that for purposes of calculating the Mark-to-Market Exposure, any negative mark-to-market exposure of the GS Counterparty or the MS Counterparty, as applicable, to the Borrower and the Restricted Subsidiaries shall be deemed to be $0.

“Material Adverse Change” shall mean any change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 11.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, the Delayed Draw Term Loan Maturity Date, any New Term Loan Maturity Date, the Revolving Credit Maturity Date, the Swingline Maturity Date, the Base Letter of Credit Maturity Date or the Special Letter of Credit Maturity Date, as applicable.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Term Loans or Revolving Credit Loans, $1,000,000, and (b) with respect to a Borrowing of Swingline Loans, $100,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(a), and includes each other parcel of real property and improvements thereto with respect to which a Deed of Trust is granted pursuant to Section 11.15.

“MS Commodity Hedging Agreement” shall mean the Master Power Purchase and Sale Agreement and Cover Sheet dated as of December 1, 2004 and the Confirmation thereunder dated as of December 2, 2004, each between the MS Counterparty and Texas Genco II, LP (as successor by merger), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“MS Counterparty” shall mean Morgan Stanley Capital Group Inc. or any other subsidiary of Morgan Stanley & Co. Incorporated that succeeds to Morgan Stanley Capital Group Inc. under the MS Commodity Hedging Agreement.

“MS Letter of Credit” shall mean the $26,352,000 Special Letter of Credit issued in favor of the MS Counterparty on the Initial Transaction Closing Date to support the obligations of Texas Genco II, LP under the MS Commodity Hedging Agreement.

“MS Initial LOC Reduction Date” shall mean the first date after July 15, 2008 on which the Special Letter of Credit Issuer receives a copy (certified by an Authorized Officer of the Borrower) of the first request to reduce the Stated Amount of the MS Letter of Credit.

“Necessary Capital Expenditures” shall mean Capital Expenditures that are required by Applicable Law (other than Environmental Laws) or undertaken for health and safety reasons.  The term “Necessary Capital Expenditures” shall not include any Capital Expenditures undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum of:

(i)                                     in the case of any Prepayment Event, the amount, if any, of all taxes and Tax Distributions paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii)                                  in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes or Tax Distributions deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii)                               in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event and such Indebtedness is actually so repaid,

(iv)                              in the case of any Asset Sale Prepayment Event (other than a transaction permitted by Section 12.4(e)) or Permitted Sale Leaseback, the amount of any proceeds of such Asset Sale Prepayment Event or Permitted Sale Leaseback that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 11.14), provided that:

(A)                              the Borrower or the applicable Restricted Subsidiary shall comply with Sections 11.11, 11.12 and 11.15 with respect to such reinvestment;

(B)                                if such Asset Sale Prepayment Event or Permitted Sale Leaseback is in respect of any Baseload Asset and the amount of such proceeds exceeds $25,000,000, the Borrower or the applicable Restricted Subsidiary shall deposit such proceeds in a Control Account pending reinvestment;

(C)                                if such Asset Sale Prepayment Event (but not a Permitted Sale Leaseback) is in respect of the Limestone Project, the Parish Project or any Baseload Asset in which proceeds have previously been reinvested pursuant to this clause (C), such proceeds shall be reinvested in other Baseload Assets;

(D)                               if such Asset Sale Prepayment Event (but not a Permitted Sale Leaseback) is in respect of the South Texas Project or any asset in which proceeds have previously been reinvested pursuant to this clause (D), such proceeds shall be reinvested in (x) other Baseload Assets or (y) other assets such that the Consolidated Total Debt to Consolidated EBITDA Ratio as of the most recently ended Test Period at the time such reinvestment is announced by the Borrower, calculated on a pro forma basis after giving effect to such reinvestment, is equal to or less than the Consolidated Total Debt to Consolidated EBITDA Ratio as of the most recently ended Test Period at the time of such Asset Sale Prepayment Event; provided that the pro forma change in Consolidated EBITDA projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable cost savings and costs (excluding one-time transition, transaction and restructuring costs), as the case may be, expected to be realized during the consecutive four quarter period commencing after such reinvestment shall be included in such calculation of the pro forma Consolidated Total Debt to Consolidated EBITDA Ratio; provided, however, that any such pro forma change to Consolidated EBITDA shall be without duplication for cost savings and costs (excluding one-time transition, transaction and restructuring costs) actually realized and already included in Consolidated EBITDA;

(E)                                 if such Permitted Sale Leaseback is in respect of Baseload Assets, the property rented or leased back shall consist of such Baseload Assets;

(F)                                 any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or a Permitted Sale Leaseback occurring on the last day of the Reinvestment Period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i) or 5.2(a)(ii), as applicable; and

(G)                                any proceeds subject to an Acceptable Reinvestment Commitment that is later canceled or terminated for any reason before such proceeds are applied in accordance therewith shall be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i) or 5.2(a)(ii), as applicable, unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the later of (x) nine months after such cancellation or termination or (y) the end of the Reinvestment Period,

(v)                                 in the case of any Recovery Prepayment Event, the amount of any proceeds of such Recovery Prepayment Event (x) that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 11.14), including for the repair, restoration or replacement of the asset or assets subject to such Recovery Prepayment Event, or (y) for which the Borrower or the applicable Restricted Subsidiary has provided a Restoration Certification; provided that:

(A)                              the Borrower or the applicable Restricted Subsidiary shall comply with Sections 11.11, 11.12 and 11.15 with respect to such reinvestment;

(B)                                if such Recovery Prepayment Event is in respect of any Baseload Asset and the amount of such proceeds exceeds $25,000,000, the Borrower or the applicable Restricted Subsidiary shall deposit such proceeds in a Control Account pending reinvestment;

(C)                                if such Recovery Prepayment Event is in respect of the Limestone Project, the Parish Project or any Baseload Asset in which proceeds have previously been reinvested pursuant to this clause (C), such proceeds shall be reinvested in other Baseload Assets;

(D)                               if such Recovery Prepayment Event is in respect of the South Texas Project or any asset in which proceeds have previously been reinvested pursuant to this clause (D), such proceeds shall be reinvested in (x) other Baseload Assets or (y) other assets such that the Consolidated Total Debt to Consolidated EBITDA Ratio as of the most recently ended Test Period at the time such reinvestment is announced by the Borrower, calculated on a pro forma basis after giving effect to such reinvestment, is equal to or less than the Consolidated Total Debt to Consolidated EBITDA Ratio as of the most recently ended Test Period at the time of such Recovery Prepayment Event; provided that the pro forma change in Consolidated EBITDA projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable cost savings and costs (excluding one-time transition, transaction and restructuring costs), as the case may be, expected to be realized during the consecutive four quarter period commencing after such reinvestment shall be included in such calculation of the pro forma Consolidated Total Debt to Consolidated EBITDA Ratio; provided, however, that any such pro forma change to Consolidated EBITDA shall be without duplication for cost savings and costs (excluding one-time transition, transaction and restructuring costs) actually realized and already included in Consolidated EBITDA;

(E)                                 any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment or Restoration Certification within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Recovery Prepayment Event occurring on the last day of the Reinvestment Period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i) or 5.2(a)(ii), as applicable; and

(F)                                 any proceeds subject to an Acceptable Reinvestment Commitment that is later canceled or terminated for any reason before such proceeds are applied in accordance therewith shall be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i) or 5.2(a)(ii), as applicable, unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the later of (x) nine months after such cancellation or termination or (y) the end of the Reinvestment Period,

(vi)                              in the case of any Scheduled Asset Event (but not any other Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event), the Excepted Distributable Scheduled Asset Proceeds received in connection therewith, and

(vii)                           in the case of any Prepayment Event, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event (other than those payable to the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Lender” shall have the meaning provided in Section 2.14(b).

“New Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Facility” shall mean any credit facility constituting New Term Loan Commitments and New Term Loans.

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loans” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“Newco 1” shall have the meaning provided in the recitals to this Agreement.

“Newco 2” shall have the meaning provided in the recitals to this Agreement.

“NN Houston Sub” shall have the meaning provided in the recitals to this Agreement.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-Nuclear Assets” shall mean all assets owned by Genco Holdings and its Subsidiaries as of the Initial Transaction Closing Date other than the Nuclear Assets.

“Notes Offering” shall have the meaning provided in the recitals to this Agreement.

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Nuclear Assets” shall mean Genco Holdings’ indirect undivided ownership interest in the South Texas Project.

“Obligations” shall mean the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents, (c) the due and punctual payment and performance of all the covenants, agreements, and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents, (d) the due and punctual payment and performance of all obligations of each Credit Party under each Interest Rate Hedging Agreement and each Currency Hedging Agreement that (x) is in effect on the Credit Agreement Closing Date with a counterparty that is an Agent, a Lender or an affiliate of an Agent or a Lender as of the Credit Agreement Closing Date or (e) is entered into after the Credit Agreement Closing Date with any counterparty that is an Agent, a Lender or an affiliate of an Agent or a Lender at the time such Interest Rate Hedging Agreement or Currency Hedging Agreement, as the case may be, is entered into and (f) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

“Parish Project” shall mean Units 5, 6, 7 and 8 of the W.A. Parish Electric Generating Station, located in Fort Bend County in the State of Texas, consisting of four coal-fired baseload generating units with an approximate net generation capacity, as of the Initial Transaction Closing Date, of 2,501 megawatts.

“Participant” shall have the meaning provided in Section 15.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean (a) the Acquisition Transactions and the ROFR and (b) any other acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Capital Stock, so long as, in case of clause (b), (i) such acquisition and all transactions related thereto shall be consummated in accordance with all Applicable Laws; (ii) such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and, to the extent required by Section 11.11, a Guarantor; (iii) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any Capital Stock or any assets so acquired to the extent required by Sections 11.11, 11.12 and/or 11.15; (iv) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (v) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 12.1(j) and 12.1(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 12.9 and 12.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Notes” shall mean senior or senior subordinated notes issued by the Borrower; provided that (a) the terms of such notes do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the Senior Unsecured Note Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (b) the covenants, events of default, Subsidiary guarantees and other terms for such notes (provided that such notes shall have interest rates and redemption premiums determined by the Board of Managers of the Borrower to be market rates and premiums at the time of issuance of such notes), taken as a whole, are not more restrictive on the Borrower and its Subsidiaries, or less favorable to the Lenders, than the terms of the Senior Unsecured Notes (as in effect on the Credit Agreement Closing Date), (c) if such notes are senior subordinated notes, the terms of such notes provide for customary subordination of such notes to the Obligations and (d) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such notes that is not an obligor under the Senior Unsecured Notes.

“Permitted Capital Expenditure Amount” shall have the meaning given to such term in Section 12.11.

“Permitted Cure Security” shall mean an equity security of the Borrower having no mandatory redemption, repurchase or similar requirements prior to 91 days after the latest maturity date for any of the Loans, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.

“Permitted Investments” shall mean (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Lender or any bank holding company owning any Lender; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or other governmental charges or claims that are either (i) not yet due and payable and not subject to penalties for nonpayment or (ii) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 13.10; (d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, licenses, restrictions (including zoning restrictions), minor defects, exceptions or irregularities in title and other similar charges or encumbrances, in each case not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 12.1; (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business; and (l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries.

“Permitted Quarterly Tax Distributions” shall mean quarterly distributions of Tax Amounts determined on the basis of the estimated taxable income of the Borrower (in each case, including any such taxable income attributable to the Borrower’s ownership of interest in any other pass-through entity for Federal income tax purposes) for the related Estimation Period, as set forth in a statement filed with the Administrative Agent; provided, however, that at the time of such distributions, the most recent audited financial statements of the Borrower reflect that the Borrower was treated as a partnership for Federal income tax purposes for the period covered by such financial statements; provided, further, that, for an Estimation Period that includes a True-up Determination Date, (i) for any True-Up Amount due to the members (as defined in the definition of the term “True-up Amount”), the Permitted Quarterly Tax Distribution payable by the Borrower for such Estimation Period shall be increased by such True-up Amount, and (ii) for any True-up Amount due to the Borrower (as defined in the definition of the term “True-up Amount”), the Permitted Quarterly Tax Distribution payable by the Borrower for such Estimation Period shall be reduced by such True-up Amount and the excess, if any, of such True-up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distribution(s) until such True-up Amount is entirely offset.  The amount of Permitted Quarterly Tax Distributions relating to an Estimation Period including a True-up Determination Date shall be determined by a Tax Amounts CPA, and the amount of Permitted Quarterly Tax Distributions relating to all other Estimation Periods shall be determined by the Borrower.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Credit Agreement Closing Date, provided that any such Sale Leaseback not between the Borrower and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by the Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $50,000,000, the Board of Managers of the Borrower (which such determination may take into account any retained interest or other investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Borrower, the other pledgors party thereto and the Collateral Trustee for the benefit of the Secured Parties (as defined therein), substantially in the form of Exhibit E-2, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event, Debt Incurrence Prepayment Event or Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by GSCP in connection with extensions of credit to debtors).

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the six consecutive fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable cost savings and costs (excluding one-time transition, transaction and restructuring costs), as the case may be, expected to be realized during such period by combining the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings and costs (excluding one-time transition, transaction and restructuring costs) actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 11.1(h) or setting forth the information described in clause (iv) to Section 11.1(d).

“Project Finance Subsidiary” shall mean any Unrestricted Subsidiary of the Borrower that is formed or acquired after the Initial Transaction Closing Date for purposes of financing the development, construction or acquisition by such Subsidiary of an electric generation facility, electric transmission or distribution facility or fuel supply or transportation facility and fixed or capital assets, working capital or spare parts related thereto.

“Public Company Merger” shall have the meaning provided in the recitals to this Agreement.

“Quarterly Payment Period” shall mean the period commencing on the tenth day and ending on and including the twentieth day of each month in which Federal estimated tax payments are due for a corporation taxed on a calendar year basis (provided that payments in respect of estimated state income taxes due in January may instead, at the option of the Borrower, be paid during the last five days of the immediately preceding December).

“Real Estate” shall have the meaning provided in Section 11.1(f).

“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event or any Permitted Sale Leaseback.

“Reference Lender” shall mean GSCP.

“Refinanced Senior Unsecured Notes” shall have the meaning provided in Section 12.1(i)(i).

“Register” shall have the meaning provided in Section 15.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean, with respect to any Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event, the day which is 365 days after such Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event; provided that in the event approval of any Governmental Authority is required to be procured in connection with the reinvestment of proceeds of such Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event, the Reinvestment Period with respect to such reinvestment shall be extended for an additional period (not to exceed 180 days) as necessary to obtain such approval.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Amount” shall mean any Initial Term Loan Repayment Amount or Delayed Draw Term Loan Repayment Amount, as applicable.

“Repayment Date” shall mean any Initial Term Loan Repayment Date or Delayed Draw Term Loan Repayment Date, as applicable.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Base Letter of Credit Participants” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of (a) the Adjusted Total Base Letter of Credit Commitment at such date or (b) if the Total Base Letter of Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 13, the aggregate amount of Base Letter of Credit Exposures outstanding at such date.

“Required Delayed Draw Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of (a) until the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable, the Adjusted Total Delayed Draw Term Loan Commitment at such date and (b) thereafter, the outstanding principal amount of the Delayed Draw Term Loans in the aggregate at such date.

“Required Initial Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of (a) until the Credit Agreement Closing Date, the Adjusted Total Initial Term Loan Commitment and (b) thereafter, the outstanding principal amount of the Initial Term Loans in the aggregate at such date.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) (i) until the Credit Agreement Closing Date, the Adjusted Total Initial Term Loan Commitment and (ii) thereafter, the outstanding principal amount of the Initial Term Loans in the aggregate at such date, (b) (i) until the Subsequent Transaction Closing

Date or the Call Transaction Closing Date, as applicable, the Adjusted Total Delayed Draw Term Loan Commitment at such date and (ii) thereafter, the outstanding principal amount of the Delayed Draw Term Loans in the aggregate at such date, (c) (i) until the Increased Amount Date for any Series, the Adjusted Total New Term Loan Commitment for such Series and (ii) thereafter, the outstanding principal amount of the New Term Loans of such Series in the aggregate at such date, (d) (i) the Adjusted Total Revolving Credit Commitment at such date or (ii) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 13, the outstanding principal amount of the Revolving Credit Loans and Revolving Letter of Credit Exposures in the aggregate at such date, (e) (i) the Adjusted Total Base Letter of Credit Commitment at such date or (ii) if the Total Base Letter of Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 13, the aggregate amount of Base Letter of Credit Exposures outstanding at such date, and (f) (i) the Adjusted Total Special Letter of Credit Commitment at such date or (ii) if the Total Special Letter of Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 13, the aggregate amount of Special Letter of Credit Exposures outstanding at such date.

“Required New Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of (a) until the Increased Amount Date for any Series, the Adjusted Total New Term Loan Commitment for such Series and (b) thereafter, the outstanding principal amount of the New Term Loans of such Series in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of (a) the Adjusted Total Revolving Credit Commitment at such date or (b) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 13, the outstanding principal amount of the Revolving Credit Exposures in the aggregate at such date.

“Required Special Letter of Credit Participants” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of (a) the Adjusted Total Special Letter of Credit Commitment at such date or (b) if the Total Special Letter of Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 13, the aggregate amount of Special Letter of Credit Exposures outstanding at such date.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or a Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration or replacement will be completed within 365 days after the date on which such Recovery Prepayment Event occurred.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean each Restricted Subsidiary that is also a Foreign Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving/Base Letter of Credit Issuer” shall mean any one or more Lenders reasonably acceptable to the Borrower and the Administrative Agent, any of its Affiliates or any successor pursuant to Section 3.6.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to terms hereof.  The aggregate amount of the Revolving Credit Commitments as of the date hereof is $325,000,000.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Revolving Letter of Credit Exposure at such time.

“Revolving Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(c).

“Revolving Credit Maturity Date” shall mean the date that is five years after the Credit Agreement Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Revolving Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Revolving Letter of Credit Commitment” shall mean $325,000,000, as the same may be reduced from time to time pursuant to Section 4.2.

“Revolving Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) Revolving Credit Loans pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Revolving

Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) Revolving Credit Loans pursuant to Section 3.4(a)).

“Revolving Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Revolving Letter of Credit Participant” shall have the meaning provided in Section 3.3(a).

“Revolving Letter of Credit Participation” shall have the meaning provided in Section 3.3(a).

“Revolving Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Revolving Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Revolving Letters of Credit.

“ROFR” shall mean the purchase of an additional 13.2% undivided ownership interest in the South Texas Project pursuant to the Amended and Restated South Texas Project Participation Agreement, dated as of November 17, 1997, among City of San Antonio, Central Power and Light Company, Houston Lighting & Power Company and City of Austin.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Scheduled Asset Event” shall mean any Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event with respect to a Scheduled Asset (a) that occurs within 15 months after the Credit Agreement Closing Date or (b) for which a binding commitment to sell, transfer, lease or otherwise dispose a Scheduled Asset is entered into within 15 months after the Credit Agreement Closing Date, provided that the sale, transfer, lease or other disposition thereunder is completed within 27 months after the Credit Agreement Closing Date.

“Scheduled Assets” shall mean the assets and properties of the Borrower and its Subsidiaries listed on Schedule 1.1(c).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien” shall mean a Lien that is subordinated to the Liens securing the Obligations; provided that the holder of such Lien agrees to be bound by the Collateral Trust Agreement with respect thereto.

“Section 11.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 11.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 11.1(e).

“Secured Parties” shall have the meaning assigned to such term in the Collateral Trust Agreement.

“Security Agreement” shall mean the Security Agreement, entered into by the Borrower, the other grantors party thereto and the Collateral Trustee for the benefit of the Secured Parties, substantially in the form of Exhibit E-1, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Security Documents” shall mean, collectively, the Guarantee, the Security Agreement, the Pledge Agreement, the Deeds of Trust, the Collateral Trust Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 11.11, 11.12 or 11.15 or pursuant to any of the Security Documents to secure any of the Obligations.

“Senior Unsecured Note Indenture” shall mean the Indenture, dated as of December 14, 2004, among the Borrower, Texas Genco Financing Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which the Senior Unsecured Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 12.7(c).

“Senior Unsecured Note Maturity Date” shall mean December 15, 2014.

“Senior Unsecured Notes” shall have the meaning provided in the recitals to this Agreement.

“Series” shall have the meaning provided in Section 2.14(a).

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“South Texas Project” shall mean the South Texas Electric Generating Station, located in Matagorda County, Texas, consisting of two nuclear powered baseload generating units.  After giving effect to the Subsequent Transaction and the ROFR, the Borrower will, indirectly, own a 44% undivided ownership interest in the South Texas Project or, if the Subsequent Transaction closes, but the ROFR does not, the Borrower will, indirectly, own a 30.7% undivided ownership interest in the South Texas Project.  For the avoidance of doubt, whenever this Agreement or any other Credit Document refers to an agreement, condition, representation, warranty or covenant of the Borrower or any of its Subsidiaries in respect of the South Texas Project, such agreement, condition, representation, warranty or covenant shall apply only to the Borrower’s indirect undivided ownership interest in the South Texas Project and shall not include the ownership interest held by any other participant in the South Texas Project.

“Special Commodity Hedging Agreement” shall mean any Commodity Hedging Agreement that (a) is an Eligible Commodity Hedging Agreement and (b) is approved by the Special Letter of Credit Issuer, such approval not to be unreasonably withheld or delayed.

“Special Letter of Credit” shall have the meaning provided in Section 3.1(c).

“Special Letter of Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Special Letter of Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Special Letter of Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Special Letter of Credit Commitment, in each case as the same may be changed from time to time pursuant to terms hereof.  The aggregate amount of the Special Letter of Credit Commitments as of the date hereof is $344,352,000.

“Special Letter of Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Special Letter of Credit Commitment by (b) the aggregate amount of the Special Letter of Credit Commitments, provided that at any time when the Total Special Letter of Credit Commitment shall have been terminated pursuant to Section 13, each Lender’s Special Letter of Credit Commitment Percentage shall be its Special Letter of Credit Commitment Percentage as in effect immediately prior to such termination.

“Special Letter of Credit Draw Conditions” shall mean, with respect to any Special Letter of Credit:

(a)                                  to the extent agreed between the applicable Special LOC Counterparty and the Letter of Credit Issuer, such Special LOC Counterparty may only draw upon such Special Letter of Credit in an amount up to the Stated Amount thereof by delivering a draw certificate to the Letter of Credit Issuer, certifying (i) in the case of the GS Commodity Hedging Agreement, that an event of default has occurred thereunder and the amount being drawn is equal to or less than the amount then due to the GS Counterparty, or (ii) in the case of any other Special Commodity Hedging Agreement, to such customary draw conditions as are mutually agreed upon among the Letter of Credit Issuer, the Borrower and such Special LOC Counterparty; and

(b)                                 (i) in the case of the GS Commodity Hedging Agreement, the GS Counterparty’s right to draw on such Special Letter of Credit will expire if the GS Counterparty has not terminated all transactions under the GS Commodity Hedging Agreement on or prior to the date which is 10 Business Days after the filing of a bankruptcy petition by or against the Borrower or the applicable Restricted Subsidiary, unless the GS Counterparty reasonably determines that it would be prevented by Applicable Law or court order from exercising its right to terminate within such 10 Business Day period, or (ii) in the case of any other Special Commodity Hedging Agreement, the applicable Special LOC Counterparty’s right to draw on such Special Letter of Credit will expire on, or be conditioned upon, terms substantially similar, but mutually agreed, to those described in clause (b)(i) above, within a mutually agreed reasonable period of time following the filing of a bankruptcy petition by or against the Borrower or the applicable Restricted Subsidiary.

“Special Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(d) at such time and (b) such Lender’s Special Letter of Credit Commitment Percentage of the Special Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(d)).

“Special Letter of Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Special Letter of Credit Fees” shall have the meaning provided in Section 4.1(e).

“Special Letter of Credit Issuer” shall mean Deutsche Bank AG New York Branch, any of its Affiliates or any successor pursuant to Section 3.6.

“Special Letter of Credit Maturity Date” shall mean the date that is five years after the Credit Agreement Closing Date (or any longer period approved in writing by the Special Letter of Credit Issuer and each Special Letter of Credit Participant), or, if such date is not a Business Day, the next preceding Business Day.

“Special Letter of Credit Participant” shall have the meaning provided in Section 3.3(c).

“Special Letter of Credit Participation” shall have the meaning provided in Section 3.3(c).

“Special Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Special Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Special Letters of Credit.

“Special LOC Counterparty” shall mean, with respect to any Special Letter of Credit, the beneficiary under such Special Letter of Credit.

“Specified Obligations” shall mean Obligations consisting of (a) the principal of and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 11.1 Financials have been delivered were equal to or greater than 15% of the consolidated total assets of the Borrower and its Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

“Sponsors” shall mean, collectively, Blackstone Capital Partners, Hellmann & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group and/or their respective Affiliates.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the Borrower as of any date, the existence of Level I Status or Level II Status, as the case may be, on such date.  Changes in Status resulting from changes in the Term Loan Repayment Amount shall become effective as of the first Business Day following the date on which the applicable payment of Initial Term Loans or Delayed Draw Term Loans is made.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Transaction Closing Date” shall mean the date of the Borrowing of Delayed Draw Term Loans hereunder to fund the Subsequent Transaction.

“Subsequent Transaction” shall have the meaning provided in the recitals to this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swingline Commitment” shall mean $50,000,000.

“Swingline Lender” shall mean GSCP in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.1(e)(i).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Syndication Agent” shall mean Morgan Stanley Senior Funding Inc., together with its affiliates, as the syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Synthetic Lease” shall mean, with respect to any Person, (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such Person, but upon the bankruptcy or insolvency of such Person and which obligations would be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as applied to any Person, all obligations under Synthetic Leases of such Person or any of its Subsidiaries.

“Tax Amount” shall mean, with respect to an Estimation Period or a taxable year, as the case may be, an amount equal to the product of (a) the United States Federal taxable income (determined by including all separately stated items of income and deduction) of the Borrower for such Estimation Period or a taxable year, as the case may be, reduced (but not below zero) by (to the extent not previously taken into account) any United States Federal taxable loss (determined by including all separately stated items of income and deduction) of the Borrower for any prior period, multiplied by (b) 45%.

“Tax Amounts CPA” shall mean a nationally recognized certified public accounting firm reasonably acceptable to the Administrative Agent.

“Tax Distributions” shall mean distributions made pursuant to Section 12.6(f).

“Term Loan” shall mean an Initial Term Loan, a Delayed Draw Term Loan or a New Term Loan, as applicable.

“Term Loan Repayment Amount” shall mean the aggregate principal amount of Initial Term Loans and Delayed Draw Term Loans actually repaid or prepaid since the Credit Agreement Closing Date pursuant to Section 2.5(b), 2.5(c), 5.1, 5.2(a)(i) (other than with respect to a Debt Incurrence Prepayment Event), 5.2(a)(ii) or 5.2(a)(iii).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Total Base Letter of Credit Commitment” shall mean the sum of the Base Letter of Credit Commitments of all the Lenders.

“Total Commitment” shall mean the sum of the Total Initial Term Loan Commitment, the Total Delayed Draw Term Loan Commitment, the Total Revolving Credit Commitment, the Total Base Letter of Credit Commitment and the Total Special Letter of Credit Commitment.

“Total Credit Exposure” shall mean, at any date, the sum of the Total Commitment at such date and the outstanding principal amount of all Term Loans at such date.

“Total Delayed Draw Term Loan Commitment” shall mean the sum of the Delayed Draw Term Loan Commitments of all the Lenders.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all the Lenders.

“Total New Term Loan Commitment” shall mean the sum of the New Term Loan Commitments of all the New Term Lenders.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Special Letter of Credit Commitment” shall mean the sum of the Special Letter of Credit Commitments of all the Lenders.

“Transaction Agreement” shall mean the Transaction Agreement, dated as of July 21, 2004, among CenterPoint, Utility Holding, LLC, NN Houston Sub, Genco Holdings, the Borrower and HPC Merger Sub, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Acquisition Transactions, this Agreement and the other Credit Documents, the Notes Offering and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 15.6(e).

“True-up Amount” shall mean, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (a) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year, without taking into account any adjustment to such Permitted Quarterly Tax Distributions made with respect to any other taxable year (including any adjustment to take into account a True-up Amount for the immediately preceding taxable year) and (b) the Tax Amount in respect of such taxable year as determined by reference to the Borrower’s IRS Form 1065 filed for such year; provided, however, that if there is an audit or other adjustment with respect to a return filed by the Borrower (including a filing of an amended return), upon a final determination or resolution of such audit or other adjustment, the Tax Amounts CPA shall redetermine the True-up Amount for the relevant taxable year.  The amount equal to the excess, if any, of the amount described in clause (a) above over the amount described in clause (b) above shall be referred to as the “True-up Amount due to the Borrower” and the excess, if any, of the amount described in clause (b) over the amount described in clause (a) shall be referred to as the “True-up Amount due to the members.”

“True-up Determination Date” shall mean the date on which the Tax Amounts CPA delivers a statement to the Administrative Agent indicating the True-up Amount; provided, however, that the True-up Determination Date shall not be later than 30 days after the occurrence of an event requiring the determination of the True-up Amount (including, the filing of the Federal and state tax returns or the final determination or resolution of an audit or other adjustment, as the case may be).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a Eurodollar Term Loan, and (b) as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Revolving Credit Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower (including any Project Finance Subsidiary) that is formed or acquired after the Credit Agreement Closing Date and is designated as an Unrestricted Subsidiary by the Borrower at such time (or promptly thereafter) in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that (x) such designation or re-designation shall be deemed to be an investment (and thus must be made in accordance with Section 12.5) on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated or re-designated Subsidiary immediately prior to such designation or re-designation

(such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such designation or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation, and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation or re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation.  On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person under ordinary circumstances.

(b)                                 The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(c)                                  Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement (if applicable).

SECTION 2.   Amount and Terms of Credit Facilities

2.1.                              Loans  (a).  (a)  Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans (each, an “Initial Term Loan”) to the Borrower, which Initial Term Loans (i) shall not exceed, for any such Lender, the Initial Term Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Initial Term Loan Commitment, (iii) shall be made on the Credit Agreement Closing Date, (iv) shall be funded into escrow on the Credit Agreement Closing Date in accordance with the Escrow Agreement, (v) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Initial Term Loans, provided that all such Initial Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Initial Term Loans of the same Type and (vi) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.  The proceeds of the Initial Term Loans shall be funded into escrow on the Credit Agreement Closing Date in accordance with the terms of the Escrow Agreement and held in escrow until the earlier of the Initial Transaction Closing Date and the

Escrow Return Date.  If the Initial Transaction Closing Date occurs prior to the Escrow Return Date, the Administrative Agent shall instruct the Escrow Agent to release such escrowed proceeds in accordance with the terms of the Escrow Agreement and pay such proceeds to or as directed by the Borrower in accordance with written instructions provided by the Borrower to the Administrative Agent.  If the Escrow Return Date occurs prior to the Initial Transaction Closing Date, the Administrative Agent shall instruct the Escrow Agent to apply such escrowed proceeds to the payment of Initial Term Loans in accordance with the terms hereof.  On the Initial Term Loan Maturity Date, all outstanding Initial Term Loans shall be repaid in full.

(b)                                 Subject to and upon the terms and conditions herein set forth, each Lender having a Delayed Draw Term Loan Commitment severally agrees to make a loan or loans (each, a “Delayed Draw Term Loan”) to the Borrower, which Delayed Draw Term Loans (i) shall not exceed, for any such Lender, the Delayed Draw Term Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Delayed Draw Term Loan Commitment, provided that not more than $200,000,000 of Delayed Draw Term Loans may be used to fund the Call Transaction, (iii) shall be made on the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable (but not both), but in any event not after April 30, 2006, (iv) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Delayed Draw Term Loans, provided that all such Delayed Draw Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Delayed Draw Term Loans of the same Type and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.  On the Delayed Draw Term Loan Maturity Date, all outstanding Delayed Draw Term Loans shall be repaid in full.

(c)                                  Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans (each, a “Revolving Credit Loan”) to the Borrower, which Revolving Credit Loans (i) shall not exceed, for any such Lender, the Revolving Credit Commitment of such Lender, (ii) shall not, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time, (iii) shall not, after giving effect thereto and to the application of the proceeds thereof, at any time result in the aggregate amount of all Lenders’ Revolving Credit Exposures plus the aggregate principal amount outstanding of all Swingline Loans at such time exceeding the Total Revolving Credit Commitment then in effect, (iv) shall be made at any time and from time to time after the Credit Agreement Closing Date and prior to the Revolving Credit Maturity Date, (v) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Revolving Credit Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type and (vi) may be repaid and reborrowed in accordance with the provisions hereof.  On the Revolving Credit Maturity Date, all outstanding Revolving Credit Loans shall be repaid in full.

(d)                                 Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower, as the case may be, to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply).

(e)                                  (i)  Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Credit Agreement Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each, a “Swingline Loan”) to the Borrower, which Swingline Loans (A) shall be ABR Loans, (B) shall have the benefit of the provisions of Section 2.1(e)(ii), (C) shall not exceed at any time outstanding the Swingline Commitment, (D) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of all Lenders’ Revolving Credit Exposures plus the aggregate principal amount outstanding of all Swingline Loans at such time exceeding the Total Revolving Credit Commitment then in effect and (E) may be repaid and reborrowed in accordance with the provisions hereof.  On the Swingline Maturity Date, all outstanding Swingline Loans shall be repaid in full.  The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (x) rescission of all such notices from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 15.1.

(ii)                                  On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders with Revolving Credit Commitments that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders with Revolving Credit Commitments pro rata based on each such Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender with a Revolving Credit Commitment hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender with a Revolving Credit Commitment hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase.

2.2.                              Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $1,000,000 and Swingline Loans shall be in a multiple of $100,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(e)).  More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 20 Borrowings of Eurodollar Loans under this Agreement.

2.3.                              Notice of Borrowing.  (a)  The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Term Loans if all or any of such Term Loans are to be initially Eurodollar Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the date of each Borrowing of Term Loans if all such Term Loans are to be ABR Loans.  Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(d), a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing (which shall be, in the case of Initial Term Loans, the Credit Agreement Closing Date and, in the case of Delayed Draw Term Loans, the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable, and, in the case of each Series of New Term Loans, the Increased Amount Date in respect of such Series) and (iii) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Term Loans and, if the Term Loans are to include Eurodollar Term Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)                                 Whenever the Borrower desires to incur Revolving Credit Loans hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings under Revolving Letters of Credit), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Revolving Credit Loans, and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans that are to be ABR Loans.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Revolving Credit Loans and, if Eurodollar Revolving Credit Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such

Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)                                  Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York time) on the date of such Borrowing.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).  The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(d)                                 Mandatory Borrowings shall be made upon the notice specified in Section 2.1(e)(ii), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)                                  Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Revolving Letters of Credit shall be made upon the notice specified in Section 3.4(a).

(f)                                    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4.                              Disbursement of Funds  (a)  No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York time) on the date requested.

(b)                                 Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings under Revolving Credit Loans) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower, as the case may be, a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)                                  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.                              Repayment of Loans; Evidence of Debt.    (a)  The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Initial Term Loan Maturity Date, all then outstanding Initial Term Loans, (ii) on the Delayed Draw Term Loan Maturity Date, all then outstanding Delayed Draw Term Loans, (iii) on the New Term Loan Maturity Date for New Term Loans of any Series, any then outstanding New Term Loans of such Series, (iv) on the Revolving Credit Maturity Date, all then outstanding Revolving Credit Loans and (v) on the Swingline Maturity Date, all then outstanding Swingline Loans.

(b)                                 The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders of Initial Term Loans, on each date set forth below (each, an “Initial Term Loan Repayment Date”), a principal amount of the Initial Term Loans equal to (x) the principal amount of Initial Term Loans outstanding immediately after the Borrowing of Initial Term Loans on the Credit Agreement Closing Date multiplied by (y) the percentage set forth below opposite such Initial Term Loan Repayment Date (each, a “Initial Term Loan Repayment Amount”):

Initial Term Loan Repayment Date	Initial Term Loan Repayment Amount

March 31, 2005	0.25%
June 30, 2005	0.25%
September 30, 2005	0.25%
December 31, 2005	0.25%
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
January 31, 2011	0.25%
March 31, 2011	0.25%
September 30, 2011	0.25%
Initial Term Loan Maturity Date	93.25%.

(c)                                  The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders of Delayed Draw Term Loans, on each date set forth on Schedule 2.5(c) (each, a “Delayed Draw Repayment Date”), a principal amount of the Delayed Draw Term Loans equal to (x) the principal amount of Delayed Draw Term Loans outstanding immediately after the Borrowing of Delayed Draw Term Loans on the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable, multiplied by (y) the percentage set forth on Schedule 2.5(c) opposite such Delayed Draw Repayment Date (each, a “Delayed Draw Repayment Amount”).  Each Delayed Draw Repayment Date and each Delayed Draw Repayment Amount shall be determined on the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable, by the Borrower and the Administrative Agent and set forth on Schedule 2.5(c) in a manner such that the Delayed Draw Term Loans are repaid in consecutive equal quarterly installments on the last day of each March, June, September and December in an aggregate annual amount equal to 1.0% of the principal amount of Delayed Draw Term Loans borrowed on the Subsequent Transaction Closing Date or the Call Transaction

Closing Date, as applicable, with the remaining principal amount thereof payable on the Delayed Draw Term Loan Maturity Date.

(d)                                 In the event any New Term Loans are made, such New Term Loans shall be repaid on each Initial Term Loan Repayment Date occurring on or after the applicable Increased Amount Date in the amounts set forth in the applicable Joinder Agreement, subject to the requirements set forth in Section 2.14.

(e)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(f)                                    The Administrative Agent shall maintain the Register pursuant to Section 15.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, a Delayed Draw Term Loan, a New Term Loan, a Revolving Credit Loan, a New Revolving Credit Loan or a Swingline Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from the Borrower and each Lender’s share thereof.

(g)                                 The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (e) and (f) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6.                              Conversions and Continuations.  (a)  The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Initial Term Loans, Delayed Draw Term Loans, New Term Loans or Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Initial Term Loans, Eurodollar Delayed Draw Term Loans, Eurodollar New Term Loans or Eurodollar Revolving Credit Loans as Eurodollar Initial Term Loans, Eurodollar Delayed Draw Term Loans, Eurodollar New Term Loans or Eurodollar Revolving Credit Loans, as the case may be, for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Initial Term Loans, Eurodollar Delayed Draw Term Loans, Eurodollar New Term Loans or Eurodollar Revolving Credit Loans shall reduce the outstanding principal amount of Eurodollar Initial Term Loans, Eurodollar Delayed Draw Term Loans, Eurodollar New Term Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Loans if a Default or an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders in respect of the Credit Facility that is the subject of such conversion have, determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if a Default or an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders in respect of the Credit Facility that is the subject of such conversion have, determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the applicable Administrative Agent’s Office prior to 12:00 Noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)                                 If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower, shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

2.7.                              Pro Rata Borrowings.  Each Borrowing of Initial Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments.  Each Borrowing of Delayed Draw Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Delayed Draw Term Loan Commitments.  Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments.  Each Borrowing of New Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then applicable New Term Loan Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8.                              Interest.  (a)  The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b)                                 The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.

(c)                                  If all or a portion of the principal amount of any Loan or any interest payable thereon or fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate per annum that is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (ii) in the case of overdue interest, fees or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).  All such interest shall be payable on demand.

(d)                                 Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                                    The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.                              Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or (if available to all the Lenders making such Loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower and the Agents.  Notwithstanding anything to the contrary contained above:

(i)                                     the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)                                  if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)                               if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv)                              the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10.                        Increased Costs, Illegality, etc.  (a)  In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising any Eurodollar Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Credit Agreement Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)                               at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law,

governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, if applicable, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                                  If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(d), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(d) upon receipt of such notice.

(d)                                 This Section 2.10 shall not apply to taxes to the extent duplicative of Section 5.4.

2.11.                        Compensation.  If (a) any payment of principal of a Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 15.7, as a result of acceleration of the maturity of the Loans pursuant to Section 13 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan.

2.12.                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.                        Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

2.14.                        Incremental Facilities.  (a) The Borrower may, by written notice to the Administrative Agent, elect to request (x) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”) and/or (y) prior to the Revolving Credit Maturity Date, an increase to the existing Revolving Credit Commitments (any such increase, the “New Revolving Credit Commitments” and, together with the New Term Loan Commitments, the “New Loan Commitments”), in each case to effect the incurrence of Indebtedness permitted to be incurred pursuant to Sections 12.1(h)(ii) and 12.1(q) in an amount not in excess of (and not in duplication of) the amount of Indebtedness permitted to be incurred pursuant to Sections 12.1(h)(ii) and/or 12.1(q), as applicable, in the aggregate and not less than $50,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between the amount of Indebtedness permitted to be incurred pursuant to Sections 12.1(h)(ii) and/or 12.1(q), as applicable, and all such New Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount (it being understood that any Indebtedness incurred pursuant to this Section 2.14 shall correspondingly reduce the amount of Indebtedness permitted to be incurred pursuant to such Sections, and vice versa).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that the Borrower shall first offer the Lenders, on a pro rata basis, the opportunity to provide all of the New Loan Commitments prior to offering such opportunity to any other Person that is an eligible assignee pursuant to Section 15.6(b); provided, further, that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment.  Such New Loan Commitments shall become effective, as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any Series of New Term Loans or New Revolving Credit Loans, each of the conditions set forth in Section 9 shall be satisfied; (iii) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 12.9 and 12.10 as of the last day of the most recently ended fiscal quarter after giving effect to such New Loan Commitments and any investment to be consummated in connection therewith; (iv) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(d); (v) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable; and (vi) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.  Any New Term Loans made on an Increased Amount Date shall be designated as a separate series (a “Series”) of New Term Loans for all purposes of this Agreement and the other Credit Documents.

(b)                                 On any Increased Amount Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Revolving Credit Commitments shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Credit Lender”) and each of the New Revolving Credit Lenders shall purchase from each of the Lenders with Revolving Credit Commitments, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Lenders with Revolving Credit Loans and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (ii) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each loan made thereunder (a “New Revolving Credit Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each New Revolving Credit Lender shall become a Lender with respect to its New Revolving Credit Commitment and all matters relating thereto.

(c)                                  On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to its New Term Loan Commitment of such Series and the New Term Loans of such Series made by such Lender pursuant thereto.

(d)                                 The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the Series of New Term Loan Commitments and New Term Loan Lenders of such Series or the New Revolving Credit Commitments and New Revolving Credit Lenders, as applicable, and (ii) in the case of each notice to any Lender with Revolving Credit Loans, the respective interests in such Lender’s Revolving Credit Loans subject to the assignments contemplated by clause (b) of this Section 2.14.

(e)                                  The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Initial Term Loans and the Delayed Draw Term Loans; provided, however, that (i) the New Term Loan Maturity Date for any Series shall be determined by the Borrower and the applicable New Term Loan Lenders and shall be set forth in the applicable Joinder Agreement, provided that (x) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Initial Term Loans, the Delayed Draw Term Loans and the Revolving Credit Loans and (y) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Initial Term Loans, the Delayed Draw Term Loans and the Revolving Credit Loans and (ii) the rate of interest applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable New Term Loan Lenders and shall be set forth in the applicable Joinder Agreement.  The terms and provisions of the New Revolving Credit Loans and New Revolving Credit Commitments shall be identical to the Revolving Credit Loans and the Revolving Credit Commitments.

(f)                                    Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14.

SECTION 3.                                Letters of Credit

3.1.                              Issuance of Letters of Credit.  (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Credit Agreement Closing Date and prior to the Revolving Credit Maturity Date, the Borrower may request that the Letter of Credit Issuer issue for the account of the Borrower or a Restricted Subsidiary a standby letter of credit or letters of credit (each, a “Revolving Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion, provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Revolving Letter of Credit issued for the account of a Restricted Subsidiary.  Notwithstanding the foregoing, (i) no Revolving Letter of Credit shall be issued the Stated Amount of which, when added to the Revolving Letters of Credit Outstanding at such time, would exceed the Revolving Letter of Credit Commitment then in effect, (ii) no Revolving Letter of Credit shall be issued the Stated Amount of which, when added to the Revolving Letters of Credit Outstanding and the Revolving Credit Loans and Swingline Loans outstanding at such time, would exceed the Total Revolving Credit Commitment then in effect and (iii) each Revolving Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, and (y) the Revolving Credit Maturity Date.

(b)                                 Subject to and upon the terms and conditions herein set forth, at any time and from time to time on or after the Credit Agreement Closing Date and prior to the Base Letter of Credit Maturity Date, the Borrower may request that the Letter of Credit Issuer issue for the account of the Borrower or a Restricted Subsidiary a standby letter of credit or letters of credit (each, a “Base Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion, provided that (i) each Base Letter of Credit shall be used by the Borrower solely to support the obligations of the Borrower and the Restricted Subsidiaries under Eligible Commodity Hedging Agreements and (ii) the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Base Letter of Credit issued for the account of a Restricted Subsidiary.  Notwithstanding the foregoing, (i) no Base Letter of Credit shall be issued the Stated Amount of which, when added to the Base Letters of Credit Outstanding at such time, would exceed the Total Base Letter of Credit Commitment then in effect and (ii) each Base Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, and (y) the Base Letter of Credit Maturity Date.

(c)                                  Subject to and upon the terms and conditions herein set forth, at any time and from time to time on or after the Credit Agreement Closing Date and prior to the Special Letter of Credit Maturity Date, the Borrower may request that the Letter of Credit Issuer issue for the account of the Borrower or a Restricted Subsidiary a standby letter of credit or letters of credit (each, a “Special Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion, provided that (i) each Special Letter of Credit shall be used by the Borrower solely to support the obligations of the Borrower and the Restricted Subsidiaries under the GS Commodity Hedging Agreement, the MS Commodity Hedging Agreement and other Special Commodity Hedging Agreements and (ii) the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Special Letter of Credit issued for the account of a Restricted Subsidiary.  Notwithstanding the foregoing, (i) no Special Letter of Credit shall be issued the Stated Amount of which, when added to the Special Letters of Credit Outstanding at such time, would exceed the Total Special Letter of Credit Commitment then in effect, (ii) each Special Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Letter of Credit Issuer, and (y) the Special Letter of Credit Maturity Date, (iii) unless otherwise agreed upon by the Letter of Credit Issuer and the Borrower, no Special Letter of Credit shall be issued to support the obligations of the Borrower and the Restricted Subsidiaries under a Special Commodity Hedging Agreement that expires, pursuant to its terms, after the Special Letter of Credit Maturity Date unless such Special Commodity Hedging Agreement provides that any Special Letter of Credit issued with respect thereto cannot be drawn based on the failure of the Borrower or the applicable Restricted Subsidiary to provide substitute collateral at or prior to the expiration of such Special Letter of Credit, (iv) unless otherwise agreed upon by the Letter of Credit Issuer and the Borrower, each Special Letter of Credit shall comply with each of the applicable Special Letter of Credit Draw Conditions (provided that in no event shall the Borrower be obligated to cause the applicable Special LOC Counterparty to agree to such draw conditions), (v) each GS Letter of Credit shall provide that, upon delivery by the GS Counterparty of a reduction notice to the Letter of Credit Issuer, the Stated Amount thereof will be reduced on each LOC Reduction Date (as defined in the GS Commodity Hedging Agreement) to an amount equal to the Maximum Expected Exposure (as defined in the GS Commodity Hedging Agreement) and (vi) the MS Letter of Credit shall provide that, upon delivery by the MS Counterparty of a reduction or increase notice to the Letter of Credit Issuer, the Stated Amount thereof will be reduced or increased, as applicable, on each LOC Reduction Determination Date (as defined in the MS Commodity Hedging Agreement) to the amount specified in such reduction or increase notice.

(d)                                 (i) Each Letter of Credit shall be denominated in Dollars, (ii) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, and (iii) no Letter of Credit shall be issued after the Letter of Credit Issuer has received a written notice from the Borrower or any Lender stating that a Default or an Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 15.1.

3.2.                              Letter of Credit Requests.  (a)  Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of

Credit Issuer at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof; provided that with respect to any request for a Special Letter of Credit, the Special Letter of Credit Issuer shall have previously approved the Special Commodity Hedging Agreement to be covered thereby and the form of such Special Letter of Credit.  Each notice shall be executed by the Borrower and shall be in the form of Exhibit F (each, a “Letter of Credit Request”).  The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b)                                 The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1.

(c)                                  Each Letter of Credit Request for a Special Letter of Credit (other than the GS Letters of Credit and the MS Letter of Credit) shall be accompanied by (i) a certificate of an Authorized Officer of the Borrower certifying that, to the best of such Authorized Officer’s knowledge as of the date of such certification, the Borrower and the Restricted Subsidiaries are capable of meeting their obligations under all of their Commodity Hedging Agreements in place as of the date of the certification (including the Special Commodity Hedging Agreement to be supported by the proposed Special Letter of Credit) and (ii) written notification of the aggregate estimated positive mark-to-market exposure of the proposed Special LOC Counterparty to the Borrower and the Restricted Subsidiaries calculated as of the date of such Letter of Credit Request.

3.3.                              Letter of Credit Participations.  (a) Immediately upon the issuance by the Revolving/Base Letter of Credit Issuer of any Revolving Letter of Credit, the Revolving/Base Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Letter of Credit Commitment (each such other Lender, in its capacity under this Section 3.3(a), a “Revolving Letter of Credit Participant”), and each such Revolving Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Revolving/Base Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a “Revolving Letter of Credit Participation”), to the extent of such Revolving Letter of Credit Participant’s Revolving Credit Commitment Percentage in such Revolving Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Revolving Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Revolving Letter of Credit Participants as provided in Section 4.1(c) and the Revolving Letter of Credit Participants shall have no right to receive any portion of any Fronting Fees).

(b)                                 Immediately upon the issuance by the Revolving/Base Letter of Credit Issuer of any Base Letter of Credit, the Revolving/Base Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Base Letter of Credit Commitment (each such other Lender, in its capacity under this Section 3.3(b), a “Base Letter of Credit Participant”), and each such Base Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Revolving/Base Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a “Base Letter of Credit Participation”), to the extent of such Base Letter of Credit Participant’s Base Letter of

Credit Commitment Percentage in such Base Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Base Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Base Letter of Credit Participants as provided in Section 4.1(d) and the Base Letter of Credit Participants shall have no right to receive any portion of any Fronting Fees).

(c)                                  Immediately upon the issuance by the Special Letter of Credit Issuer of any Special Letter of Credit, the Special Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Special Letter of Credit Commitment (each such other Lender, in its capacity under this Section 3.3(c), a “Special Letter of Credit Participant”), and each such Special Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Special Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a “Special Letter of Credit Participation”), to the extent of such Special Letter of Credit Participant’s Special Letter of Credit Commitment Percentage in such Special Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Special Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Special Letter of Credit Participants as provided in Section 4.1(e) and the Special Letter of Credit Participants shall have no right to receive any portion of any Fronting Fees).

(d)                                 In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the Letter of Credit Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(e)                                  Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Letter of Credit Participants pursuant to Section 3.4(c) or 3.4(d), the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Letter of Credit Participant that has paid its Letter of Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such Letter of Credit Participant’s share (based upon the proportionate aggregate amount originally funded or deposited by such Letter of Credit Participant to the aggregate amount funded or deposited by all Letter of Credit Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective Letter of Credit Participations.

(f)                                    The obligations of the Letter of Credit Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)                                  the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)                                 the occurrence of any Default or Event of Default;

provided, however, that no Letter of Credit Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Letter of Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4.                              Agreement to Repay Letter of Credit Drawings.  (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the rate described in Section 2.8(c)(ii);  provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Revolving Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the date of such drawing that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing, and (ii) the Administrative Agent shall promptly notify each Revolving Letter of Credit Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Revolving Letter of Credit Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent.  Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount.  The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b)                                 The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a Letter of Credit Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

(c)                                  In the event that the Letter of Credit Issuer makes any payment under any Base Letter of Credit and the Borrower shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each applicable Base Letter of Credit Participant of such failure, and each such Base Letter of Credit Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such Base Letter of Credit Participant’s applicable Base Letter of Credit Commitment Percentage of such unreimbursed payment and in immediately available funds; provided, however, that no Base Letter of Credit Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Base Letter of Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Base Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any Base Letter of Credit Participant required to fund a payment under a Base Letter of Credit, such Base Letter of Credit Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Base Letter of Credit Participant’s Base Letter of Credit Commitment Percentage of the amount of such payment on such Business Day in immediately available funds.  If and to the extent such Base Letter of Credit Participant shall not have so made its Base Letter of Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such Base Letter of Credit Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate.  The failure of any Base Letter of Credit Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Base Letter of Credit Commitment Percentage of any payment under any Base Letter of Credit shall not relieve any other Base Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Base Letter of Credit Commitment Percentage of any payment under such Base Letter of Credit on the date required, as specified above, but no Base Letter of Credit Participant shall be responsible for the failure of any other Base Letter of Credit Participant to make available to the Administrative Agent such other Base Letter of Credit Participant’s Base Letter of Credit Commitment Percentage of any such payment.

(d)                                 In the event that the Letter of Credit Issuer makes any payment under any Special Letter of Credit and the Borrower shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each applicable Special Letter of Credit Participant of such failure, and each such Special Letter of Credit Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such Special Letter of Credit Participant’s applicable Special Letter of Credit Commitment Percentage of such unreimbursed payment and in immediately available funds; provided, however, that no Special Letter of Credit Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Special Letter of Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Special Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any Special Letter of Credit Participant required to fund a payment under a Special Letter of Credit, such Special Letter of Credit Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Special Letter of Credit Participant’s Special Letter of Credit Commitment Percentage of the amount of such payment on such Business Day in immediately available funds.  If and to the extent such Special Letter of Credit Participant shall not have so made its Special Letter of Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such Special Letter of Credit Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate.  The failure of any Special Letter of Credit Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Special Letter of Credit Commitment Percentage of any payment under any Special Letter of Credit shall not relieve any other Special Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Special Letter of Credit Commitment Percentage of any payment under such Special Letter of Credit on the date required, as specified above, but no Special Letter of Credit Participant shall be responsible for the failure of any other Special Letter of Credit Participant to make available to the Administrative Agent such other Special Letter of Credit Participant’s Special Letter of Credit Commitment Percentage of any such payment.

3.5.                              Increased Costs.  If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any Letter of Credit Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any Letter of Credit Participant’s Letter of Credit Participation therein, or (b) impose on the Letter of Credit Issuer or any Letter of Credit Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or Letter of Credit Participations therein or any Letter of Credit or such Letter of Credit Participant’s Letter of Credit Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Letter of Credit Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Letter of Credit Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or Letter of Credit Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such Letter of Credit Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such Letter of Credit Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Letter of Credit Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a Letter of Credit Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  A certificate submitted to the Borrower by the Letter of Credit Issuer or a Letter of Credit Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Letter of Credit Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6.                              Successor Letter of Credit Issuer.  The Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the Borrower shall appoint from among the Lenders with Letter of Credit Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment.  At the time such resignation shall become effective, the Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(b) and (f).  The acceptance of any appointment as the Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement and the other Credit Documents.  After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

SECTION 4.                                Fees; Commitment Reductions and Terminations

4.1.                              Fees.  (a)  (i)  The Borrower agrees to pay to the Administrative Agent for the account of:

(A)                              each Lender having a Delayed Draw Term Loan Commitment, a commitment fee which shall accrue from and including the Credit Agreement Closing Date to but excluding the day on which the Total Delayed Draw Term Loan Commitment terminates in accordance with Section 4.3(b) at a rate per annum equal to (x) from the Credit Agreement Closing Date to but excluding October 29, 2005, 1.25% and (y) thereafter, 1.50%, in each case of the Delayed Draw Term Loan Commitment of such Lender and which shall be payable quarterly in arrears on the last day of each March, June, September and December and on the day on which the Total Delayed Draw Term Loan Commitment terminates in accordance with Section 4.3(b) (in each case pro rata according to the respective Commitments of all such Lenders);

(B)                                each Lender having a Revolving Credit Commitment, a commitment fee which shall accrue from and including the Credit Agreement Closing Date to but excluding the applicable Final Date at a rate per annum equal to 0.50% of the daily average unused portion of the Revolving Credit Commitment of such Lender, and which shall be payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Final Date;

(C)                                each Lender having a Base Letter of Credit Commitment, a commitment fee which shall accrue from and including the Credit Agreement Closing Date to but excluding the applicable Final Date at a rate per annum equal to 0.50% of the daily average unused portion of the Base Letter of Credit Commitment of such Lender and which shall be payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Final Date; and

(D)                               each Lender having a Special Letter of Credit Commitment, a commitment fee which shall accrue from and including the Credit Agreement Closing Date to but excluding the applicable Final Date at a rate per annum equal to (x) in the case of any portion of the Special Letter of Credit Commitment that is unused as of 5:00 p.m. (New York time) on the Initial Transaction Closing Date, 1.25% or (y) in the case of any portion of the Special Letter of Credit Commitment that was used as of 5:00 p.m. (New York time) on the Initial Transaction Closing Date and becomes unused thereafter, 0.50%, in each case of the daily average unused portion of the Special Letter of Credit

Commitment of such Lender (provided that for purposes of this clause (D), until the MS Initial LOC Reduction Date, the Stated Amount of the MS Letter of Credit shall be deemed to be $26,352,000) and which shall be payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Final Date.

(b)                                 The Borrower agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued hereunder (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to (i) in the case of each Revolving Letter of Credit and Base Letter of Credit, 0.125% per annum and (ii) in the case of each Special Letter of Credit, 0.20% per annum, in each case on the average daily Stated Amount of such Letter of Credit (provided that for purposes of this clause (b)(ii), until the MS Initial LOC Reduction Date, the Stated Amount of the MS Letter of Credit shall be deemed to be $26,352,000).  The Fronting Fee shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on each Final Date.

(c)                                  The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Revolving Credit Commitment, pro rata according to the Revolving Letter of Credit Exposure of such Lender, a fee in respect of each Revolving Letter of Credit (the “Revolving Letter of Credit Fee”), for the period from and including the date of issuance of such Revolving Letter of Credit to but excluding the termination or expiration date of such Revolving Letter of Credit, computed at the per annum rate for each day equal to (x) the Applicable Eurodollar Margin then in effect for Revolving Letters of Credit times (y) the average daily Stated Amount of such Revolving Letter of Credit.  The Revolving Letter of Credit Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Final Date.

(d)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Base Letter of Credit Commitment, pro rata according to the Base Letter of Credit Exposure of such Lender, a fee in respect of each Base Letter of Credit (the “Base Letter of Credit Fee”), for the period from and including the date of issuance of such Base Letter of Credit to but excluding the termination or expiration date of such Base Letter of Credit, computed at the per annum rate for each day equal to (x) the Applicable Eurodollar Margin then in effect for Base Letters of Credit times (y) the average daily Stated Amount of such Base Letter of Credit.  The Base Letter of Credit Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Final Date.

(e)                                  The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Special Letter of Credit Commitment, pro rata according to the Special Letter of Credit Exposure of such Lender:

(i)                                     a fee in respect of each Special Letter of Credit (other than the GS Letters of Credit and the MS Letter of Credit), for the period from and including the date of issuance of such Special Letter of Credit to but excluding the termination or expiration date of such Special Letter of Credit, computed at the per annum rate for each day equal to (x) the Applicable Eurodollar Margin then in effect for Special Letters of Credit times (y) the average daily Stated Amount of such Special Letter of Credit;

(ii)                                  a fee in respect of each GS Letter of Credit, for the period from and including the date of issuance of such GS Letter of Credit to but excluding the termination or expiration date of such GS Letter of Credit, computed at the rate per annum for each day equal to (x) 1.00% times (y) the average daily Stated Amount of such GS Letter of Credit;

(iii)                               a fee in respect of each GS Letter of Credit, for the period from and including the date of issuance of such GS Letter of Credit to but excluding the termination or expiration date of such GS Letter of Credit, computed at a rate per annum for each day equal to (x) 1.00% times (y) the lesser of (1) the average daily Stated Amount of such GS Letter of Credit and (2) the average daily Mark-to-Market Exposure of the GS Counterparty to the Borrower under the GS Commodity Hedging Agreement;

(iv)                              a fee in respect of the MS Letter of Credit, for the period from and including the date of issuance of such MS Letter of Credit to but excluding the termination or expiration date of such MS Letter of Credit, computed at the rate per annum for each day equal to (x) 1.00% times (y) the average daily Stated Amount of such MS Letter of Credit (provided that for purposes of this clause (iv), until the MS Initial LOC Reduction Date, the Stated Amount of the MS Letter of Credit shall be deemed to be $26,352,000); and

(v)                                 a fee in respect of the MS Letter of Credit, for the period from and including the date of issuance of such MS Letter of Credit to but excluding the termination or expiration date of such MS Letter of Credit, computed at a rate per annum for each day equal to (x) 1.00% times (y) the lesser of (1) the average daily Stated Amount of such MS Letter of Credit (provided that for purposes of this clause (v), until the MS Initial LOC Reduction Date, the Stated Amount of the MS Letter of Credit shall be deemed to be $26,352,000) and (2) the average daily Mark-to-Market Exposure of the MS Counterparty to the Borrower under the MS Commodity Hedging Agreement (the fees described in clauses (i) through (v) of this clause (e), the “Special Letter of Credit Fees”).

The Special Letter of Credit Fees shall be payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Final Date.

(f)                                    The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under and/or amendment of a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(g)                                 Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1 until the event or circumstances giving rise to such Lender being designated as a Defaulting Lender have been cured.

4.2.                              Voluntary Reduction of Commitments.  (a) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day prior to the date on which the Total Delayed Draw Term Loan Commitment terminates pursuant to Section 4.3(b), permanently to terminate or reduce the Delayed Draw Term Loan Commitments in whole or in part, provided that (i) any partial reduction pursuant to this Section 4.2(a) shall be in the amount of at least $1,000,000 and (ii) after giving effect to such termination or reduction and to any prepayments of Delayed Draw Term Loans made on the date thereof in accordance with this Agreement, the aggregate principal amount of Delayed Draw Term Loans shall not exceed the Total Delayed Draw Term Loan Commitment.

(b)                                 Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (i) any partial reduction pursuant to this Section 4.2(b) shall be in the amount of at least $1,000,000 and (ii) after giving effect to such termination or reduction and to any prepayments of Revolving Credit Loans or cancellation or cash collateralization of Revolving Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment.

(c)                                  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Base Letter of Credit Commitments in whole or in part, provided that (i) any partial reduction pursuant to this Section 4.2(c) shall be in the amount of at least $1,000,000 and (ii) after giving effect to such termination or reduction and to any cancellation or cash collateralization of Base Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Base Letter of Credit Exposures shall not exceed the Total Base Letter of Credit Commitment.

(d)                                 Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Special Letter of Credit Commitments in whole or in part, provided that (i) any partial reduction pursuant to this Section 4.2(d) shall be in the amount of at least $1,000,000 and (ii) after giving effect to such termination or reduction and to any cancellation or cash collateralization of Special Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Special Letter of Credit Exposures shall not exceed the Total Special Letter of Credit Commitment.

4.3.                              Mandatory Termination of Commitments.  (a)  The Total Initial Term Loan Commitment shall terminate on the earlier of (i) at 5:00 p.m. (New York time) on October 28, 2005 and (ii) 5:00 p.m. (New York time) on the Credit Agreement Closing Date.

(b)                                 The Total Delayed Draw Term Loan Commitment shall terminate on the earliest of (i) at 5:00 p.m. (New York time) on April 30, 2006, (ii) at 5:00 p.m. (New York time) on the earlier of the Subsequent Transaction Closing Date or the Call Transaction Closing Date and (iii) the date on which the Borrower notifies the Administrative Agent in writing that the Borrower intends to consummate neither the Subsequent Transaction nor the Call Transaction.

(c)                                  The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

(d)                                 The Total Base Letter of Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Base Letter of Credit Maturity Date.

(e)                                  The Total Special Letter of Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Special Letter of Credit Maturity Date.

(f)                                    The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

(g)                                 The New Term Loan Commitment for any Series shall terminate at 5:00 p.m. (New York time) on the Increased Amount Date for such Series.

SECTION 5.                                Payments

5.1.                              Voluntary Prepayments.  The Borrower shall have the right to prepay Term Loans, Revolving Credit Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:  (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Term Loans or Revolving Credit Loans, 10:00 a.m. (New York time) one Business Day prior to, or (ii) in the case of Swingline Loans, 10:00 a.m. (New York time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans; (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.  Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.1 shall be (a) applied to Term Loans in such manner as the Borrower may determine and (b) applied to reduce Repayment Amounts in such order as the Borrower may determine.  At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

5.2.                              Mandatory Prepayments.  (a)  Term Loan Prepayments.  (i)  On each occasion that a Prepayment Event (other than a Scheduled Asset Event) occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the receipt of Net Cash Proceeds in connection with the occurrence of any other Prepayment Event (other than a Scheduled Asset Event), prepay, in accordance with paragraphs (c) and (d) below, a principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

(ii)                                  On each occasion that a Scheduled Asset Event occurs, the Borrower shall, within five Business Days after the receipt of Distributable Scheduled Asset Proceeds (other than any Excepted Distributable Scheduled Asset Proceeds) in connection with the occurrence of such Scheduled Asset Event, prepay, in accordance with paragraphs (c) and (d) below, a principal amount of Term Loans in an amount equal to 100% of any Distributable Scheduled Asset Proceeds (other than any Excepted Distributable Scheduled Asset Proceeds) from such Scheduled Asset Event.

(iii)                               Not later than the date that is ninety days after the last day of any fiscal year (commencing with the fiscal year ending December 31, 2005), the Borrower shall prepay, in accordance with paragraphs (c) and (d) below, a principal of Term Loans in an amount equal to (x) 75% of Excess Cash Flow for such fiscal year (provided such percentage shall be reduced to (i) 50% for any period in which the Term Loan Repayment Amount is at least (x) if the Subsequent Transaction Closing Date has occurred, $625,000,000 or (y) if the Subsequent Transaction Closing Date has not occurred, $500,000,000 or (ii) 25% for any period in which the Term Loan Repayment Amount is at least (x) if the Subsequent Transaction Closing Date has occurred, $950,000,000 or (y) if the Subsequent Transaction Closing Date has not occurred, $760,000,000, minus (y) the amount of any such Excess Cash Flow that the Borrower has, after the end of such fiscal year, and prior to such date, reinvested in the Business of the Borrower and the Restricted Subsidiaries (subject to Section 11.14), minus (z) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

(b)                                 Repayment of Revolving Credit Loans.  If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures plus the aggregate principal amount of all Swingline Loans exceeds the Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the aggregate amount of the Lenders’ Revolving Credit Exposures exceed the Total Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including obligations in respect of Revolving Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(c)                                  Application to Repayment Amounts.  Each prepayment of Term Loans required by Section 5.2(a) shall be applied to reduce Repayment Amounts, pro rata between Initial Term Loan Repayment Amounts and Delayed Draw Term Loan Repayment Amounts, if any, (i) first to the Repayment Amounts due within the 12 month period following the date on which the applicable Prepayment Event occurred and (ii) second to the remaining Repayment Amounts on a pro rata basis.  With respect to each such prepayment, (i) the Borrower will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender of Term Loans, (ii) each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Borrower within fifteen Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any such Term Loans until the date that is specified in the immediately following clause), (iii) the Borrower will make all such prepayments not so refused upon the earlier of (x) such fifteenth Business Day and (y) such time as the Borrower has received notice from each Lender that it consents to or refuses such prepayment and (iv) any prepayment so refused may be retained by the Borrower or, in the case of the refusal of prepayment by any Lender in respect of Distributable Scheduled Asset Proceeds, any such prepayment so refused may be distributed by the Borrower pursuant to Section 12.6(e); provided that any prepayment so refused that relates to Net Cash Proceeds from a Debt Incurrence Prepayment Event in respect of the issuance of Permitted Additional Notes shall be allocated to the then outstanding Term Loans and shall be applied as set forth above in this paragraph (c).

(d)                                 Application to Term Loans.  With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Eurodollar Term Loans made on any date other than the last day of the applicable Interest Period and (ii) Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans such Borrowing shall immediately be converted into ABR Loans .  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)                                  Application to Revolving Credit Loans.  With respect to each prepayment of Revolving Credit Loans elected by the Borrower pursuant to Section 5.1 or required by Section 5.2(b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid, provided that (w) Eurodollar Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (x) if any prepayment by the Borrower of Eurodollar Revolving

Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Revolving Credit Loans, such Borrowing shall immediately be converted into ABR Loans; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.1 or Section 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)                                    Eurodollar Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the Specified Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)                                 Minimum Amount.  No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $10,000,000 for any single Prepayment Event or series of related Prepayment Events and (ii) $25,000,000 in the aggregate for all such Prepayment Events.

(h)                                 Reduction of Base Letter of Credit Exposures.  If on any date the aggregate amount of the Lenders’ Base Letter of Credit Exposures exceeds the Total Base Letter of Credit Commitment as then in effect, the Borrower shall forthwith pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the Base Letters of Credit Outstanding pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(i)                                     Reduction of Special Letter of Credit Exposures.  If on any date the aggregate amount of the Lenders’ Special Letter of Credit Exposures exceeds the Total Special Letter of Credit Commitment as then in effect, the Borrower shall forthwith pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the Special Letters of Credit Outstanding pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted

Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(j)                                     Foreign Asset Sales.  Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”), the Net Cash Proceeds of any Recovery Event from a Restricted Foreign Subsidiary (a “Foreign Recovery Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale, any Foreign Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3.                              Method and Place of Payment.  (a)  Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds in Dollars at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day)

like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto or to the Letter of Credit Issuer or the Swingline Lender, as applicable.

(b)                                 For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.                              Net Payments.  (a)  Subject to the following sentence, all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Borrower shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”) if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 Each Non-U.S. Lender shall:

(i)                                     deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(ii)                                  deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)                               obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 15.6 or a Lender pursuant to Section 15.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c)                                  The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Participant”), on the date such Non-U.S. Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower or, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(d)                                 If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such Borrower in challenging such taxes at Borrower’s expense if so requested by Borrower.  If any Lender or the Administrative Agent receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Borrower, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as such Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  Any Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

(e)                                  Each Lender represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the Borrower has consented to such arrangement prior thereto.

5.5.                              Computations of Interest and Fees.  (a)  Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)                                 Other than in respect of Special Letter of Credit Commitments and Special Letter of Credit Exposures, Fees and Letters of Credit Outstanding shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  Fees in respect of Special Letter of Credit Commitments and Special Letter of Credit Exposures, and Special Letters of Credit Outstanding, shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6.                              Limit on Rate of Interest.  (a)  No Payment shall exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)                                 Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)                                  Adjustment if any Payment exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (in the case of the Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i)                                     firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii)                                  thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower.

SECTION 6.                                Conditions Precedent to Initial Credit Event

The occurrence of the initial Credit Event is subject to the satisfaction of the following conditions precedent:

6.1.                              Credit Documents.  The Administrative Agent shall have received:

(a)                                  this Agreement, executed and delivered by a duly authorized officer of each of the Borrower, each Agent and each Lender;

(b)                                 the Escrow Agreement, executed and delivered by a duly authorized officer of each of the Escrow Agent and the other parties thereto;

(c)                                  the Guarantee, executed and delivered by a duly authorized officer of each Person that is a Guarantor as of the Credit Agreement Closing Date;

(d)                                 the Security Agreement, executed and delivered by a duly authorized officer of the Borrower and each other grantor party thereto as of the Credit Agreement Closing Date;

(e)                                  the Pledge Agreement, executed and delivered by a duly authorized officer of the Borrower and each other pledgor party thereto as of the Credit Agreement Closing Date; and

(f)                                    the Collateral Trust Agreement, executed and delivered by a duly authorized officer of the Borrower and each Person that is a Credit Party as of the Credit Agreement Closing Date.

6.2.                              Collateral.  (a)  All outstanding equity interests in whatever form of each Subsidiary of the Borrower owned by or on behalf of any Credit Party as of the Credit Agreement Closing Date shall have been pledged pursuant to the Pledge Agreement (except that the Credit Parties shall not be required to pledge more than 65% of the outstanding voting equity interests of any first tier Foreign Subsidiary) and the Collateral Trustee shall have received all certificates representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b)                                 All evidences of Indebtedness of the Borrower and each Domestic Subsidiary that are owing to any Credit Party that is a party to the Pledge Agreement as of the Credit Agreement Closing Date shall, to the extent exceeding $10,000,000 in aggregate principal amount, be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Trustee shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c)                                  All documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements, required by law or reasonably requested by the Administrative Agent or the Collateral Trustee to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Trustee for filing, registration or recording.

6.3.                              Legal Opinions.  The Administrative Agent shall have received executed legal opinions substantially in the form of Exhibit G-1.

6.4.                              No Defaults; Representations and Warranties.  After giving effect to each Credit Event occurring on the Credit Agreement Closing Date, the Public Company Merger and the other transactions contemplated hereby to occur on or prior to the Credit Agreement Closing Date, (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made on the Credit Agreement Closing Date by any Credit Party contained herein or in the other Credit Documents shall be true and correct as of the Credit Agreement Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

6.5.                              Senior Unsecured Notes.  The Borrower shall have deposited, or caused the deposit of, into escrow in accordance with the Escrow Agreement, gross proceeds of not less than $1,125,000,000 from the issuance of the Senior Unsecured Notes under the Senior Unsecured Note Indenture in the Notes Offering.  The terms and conditions of the Senior Unsecured Notes (including, but not limited to, maturity, covenants, events of default, remedies, redemption and prepayment events) shall be reasonably satisfactory to the Administrative Agent.

6.6.                              Equity Investment.  A portion of the Equity Investment in an amount equal to at least $752,500,000 shall have been irrevocably committed on the terms set forth in the Equity Commitment Letter.

6.7.                              Structure and Terms of the Acquisition Transactions and Public Company Merger.  The Administrative Agent shall have received a fully executed or conformed copy of the Transaction Agreement, which shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.  Concurrently with the initial Credit Event hereunder, the Public Company Merger shall have been consummated in accordance with the terms of the Transaction Agreement and on terms and conditions reasonably satisfactory to the Administrative Agent.

6.8.                              Discharge of Existing Debt and Redemption of Preferred Stock.  The Borrower and its Subsidiaries shall have (i) repaid, retired or redeemed in full all existing Indebtedness of the Borrower and its Subsidiaries, other than the Senior Unsecured Notes, (ii) delivered to the Administrative Agent a payoff letter releasing all Liens securing such Indebtedness and made arrangements reasonably satisfactory to the Administrative Agent for the delivery of all documents or instruments necessary to terminate of record all Liens securing such existing Indebtedness and (iii) repaid, retired or redeemed in full all preferred stock (if any) of the Borrower and its Subsidiaries.

6.9.                              Closing Certificates.  The Administrative Agent shall have received a certificate of each Person that is a Credit Party as of the Credit Agreement Closing Date, dated the Credit Agreement Closing Date, substantially in the form of Exhibit H, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.10 and 6.11.

6.10.                        Corporate Proceedings.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors or Board of Managers, as applicable, of each Person that is a Credit Party as of the Credit Agreement Closing Date (or a duly authorized committee thereof) authorizing (a) if applicable, the consummation of the Public Company Merger, (b) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (c) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.11.                        Corporate Documents.  The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by laws (or equivalent organizational documents) of each Person that is a Credit Party as of the Credit Agreement Closing Date.

6.12.                        Fees and Expenses.  The fees in the amounts previously agreed in writing by the Agents and the Lenders to be received on the Credit Agreement Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Credit Agreement Closing Date shall have been funded into escrow in accordance with the Escrow Agreement.

6.13.                        Solvency Certificate.  The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Public Company Merger, the Acquisition Transactions and the related financings and other transactions contemplated to occur in connection therewith, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

6.14.                        Financial Statements.  The Administrative Agent shall have received:  (a) the Historical Financial Statements, which financial statements shall be prepared in a manner consistent with the requirements of Section 11.1 and shall otherwise be in form and scope satisfactory to the Administrative Agent; and (b) pro forma consolidated balance sheets of the Borrower and its Subsidiaries as at the Credit Agreement Closing Date reflecting the consummation of the Public Company Merger, the Acquisition Transactions and the related financings and other transactions contemplated to occur in connection therewith, which pro forma financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall demonstrate that the Consolidated Total Debt to Consolidated EBITDA Ratio for the four quarter period ending September 30, 2004, after giving effect to the Acquisition Transactions, shall not be greater than 5.00 to 1.00.

6.15.                        Consents and Approvals.  All governmental, shareholder and third-party consents and approvals necessary to consummate the Public Company Merger and the other transactions contemplated by the Credit Documents to occur on or prior to the Credit Agreement Closing Date shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any materially adverse action being taken by any applicable authority.

6.16.                        Environmental Matters.  The Administrative Agent shall have received “phase I environmental site assessments” for each of the electric generating facilities contemplated to be included in the Acquisition Transactions in form and substance reasonably satisfactory to the Administrative Agent.

6.17.                        Patriot Act, etc.  The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

SECTION 7.                                Conditions Precedent to Initial Transaction Closing Date

The Escrow Release is subject to the satisfaction of the following conditions precedent:

7.1.                              Previous Closing Date.  The Credit Agreement Closing Date shall have occurred.

7.2.                              Credit Documents.  The Administrative Agent shall have received:

(a)                                  supplements to the Guarantee, the Security Agreement and the Pledge Agreement, executed and delivered by a duly authorized officer of each Person intended to become a Subsidiary of the Borrower upon giving effect to the Initial Transaction to the extent required by Sections 11.11 and 11.12; and

(b)                                 a Deed of Trust in respect of each Mortgaged Property to be mortgaged on the Initial Transaction Closing Date, executed and delivered by a duly authorized officer of each mortgagor party thereto.

7.3.                              Collateral.  (a)  All outstanding equity interests in whatever form of each Subsidiary of the Borrower owned by or on behalf of any Person intended to become a Credit Party as of the Initial Transaction Closing Date shall have been pledged pursuant to the Pledge Agreement (except that the Credit Parties shall not be required to pledge more than 65% of the outstanding voting equity interests of any first tier Foreign Subsidiary) and the Collateral Trustee shall have received all certificates representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b)                                 All evidences of Indebtedness of the Borrower and each Domestic Subsidiary that are owing to any Credit Party that is a party to the Pledge Agreement as of the Initial Transaction Closing Date shall, to the extent exceeding $10,000,000 in aggregate principal amount, be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Trustee shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c)                                  All documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements, required by law or reasonably requested by the Administrative Agent or the Collateral Trustee to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Trustee for filing, registration or recording.

(d)                                 The Collateral Trustee shall have received, in respect of each Mortgaged Property listed on Schedule 7.3(d) under the caption “Initial Transaction Closing Date”:  (i) a policy or policies of title insurance using the forms required by the Texas Department of Insurance and issued by a nationally recognized title insurance company insuring the Lien of each Deed of Trust listed on Schedule 7.3(d) under the caption “Initial Transaction Closing Date” as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 12.2, together with such endorsements and reinsurance as the Administrative Agent or the Collateral Trustee may reasonably request; and (ii) a survey (A) prepared by a surveyor acceptable to the Administrative Agent, (B) dated not earlier than three months prior to the Initial Transaction Closing Date, (C)

certified to the Administrative Agent, the Collateral Trustee and the title insurance company issuing the title insurance policy for such Mortgaged Property pursuant to clause (i), which certification shall be reasonably acceptable to the Administrative Agent and the Collateral Trustee and (D) complying with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA, ACSM and NSPS in 1999 (except for such deviations as are acceptable to the Administrative Agent), and if applicable, based on ortho-rectified aerial photographs conforming to National Map Accuracy Standards, and identifying by specific notation significant changes since the date of acquisition of such aerial photographs.

7.4.                              Legal Opinions.  The Administrative Agent shall have received executed legal opinions substantially in the form of Exhibit G-2.

7.5.                              No Defaults; Representations and Warranties.  After giving effect to each Credit Event occurring on the Initial Transaction Closing Date, the Initial Transaction and the other transactions contemplated hereby to occur on or prior to the Initial Transaction Closing Date, (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made on the Initial Transaction Closing Date by any Credit Party contained herein or in the other Credit Documents shall be true and correct as of the Initial Transaction Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

7.6.                              Senior Unsecured Notes.  The proceeds of the Senior Unsecured Notes shall be released from escrow simultaneously with the proceeds of the Initial Term Loans pursuant to the Escrow Agreement.

7.7.                              Equity Investment.  A portion of the Equity Investment in an amount equal to at least $752,500,000 shall have been funded and the Borrower shall have received the proceeds thereof which, together with the proceeds of the Initial Term Loans and the Senior Unsecured Notes, shall be sufficient to consummate the Initial Transaction and to pay all related Transaction Expenses.

7.8.                              Initial Transaction.  The Initial Transaction shall have been consummated in accordance with the terms of the Transaction Agreement and on terms reasonably satisfactory to the Administrative Agent.

7.9.                              Discharge of Existing Debt.  The Borrower and its Subsidiaries shall have (i) repaid, retired or redeemed in full all existing Indebtedness of the Borrower and its Subsidiaries, other than Initial Transaction Closing Date Indebtedness, and (ii) delivered to the Administrative Agent a payoff letter releasing all Liens securing such Indebtedness and made arrangements reasonably satisfactory to the Administrative Agent for the delivery of all documents or instruments necessary to terminate of record all Liens securing such existing Indebtedness.

7.10.                        Closing Certificates.  The Administrative Agent shall have received a certificate of each Person intended to become a Credit Party as of the Initial Transaction Closing

Date, dated the Initial Transaction Closing Date, substantially in the form of Exhibit H, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 7.11 and 7.12.

7.11.                        Corporate Proceedings.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors or Board of Managers, as applicable, of each Person intended to become a Credit Party as of the Initial Transaction Closing Date (or a duly authorized committee thereof) authorizing (a) if applicable, the consummation of the Initial Transaction, and (b) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party.

7.12.                        Corporate Documents.  The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by laws (or equivalent organizational documents) of each Person intended to become a Credit Party as of the Initial Transaction Closing Date.

7.13.                        Fees and Expenses.  The fees and expenses paid into escrow on the Credit Agreement Closing Date as contemplated by Section 6.12 shall be released from escrow to the applicable Agents and Lenders pursuant to the Escrow Agreement.

7.14.                        Consents and Approvals.  All governmental, shareholder and third-party consents and approvals necessary to consummate the Initial Transaction and the other transactions contemplated by the Credit Documents to occur on or prior to the Initial Transaction Closing Date shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any materially adverse action being taken by any applicable authority.

7.15.                        Perfection Certificate.  The Administrative Agent shall have received a completed Perfection Certificate, dated the Initial Transaction Closing Date and signed by an Authorized Officer and the chief legal officer of each Credit Party, together with all attachments contemplated thereby.

7.16.                        Insurance Certificates.  The Administrative Agent shall have received insurance certificates in form and substance satisfactory to the Administrative Agent evidencing the insurance required to be maintained by the Borrower and the Material Subsidiaries pursuant to Section 11.3.

SECTION 8.                                Condition Precedent to Borrowing of Delayed Draw Term Loans

The Borrowing of any Delayed Draw Term Loan is subject to the satisfaction of the following conditions precedent:

8.1.                              Previous Closing Dates.  Each of the Credit Agreement Closing Date and the Initial Transaction Closing Date shall have occurred.

8.2.                              Credit Documents.  Except with respect to the Call Transaction, the Administrative Agent shall have received:

(a)                                  supplements to the Guarantee, the Security Agreement and the Pledge Agreement, executed and delivered by a duly authorized officer of each Person intended to become a Subsidiary of the Borrower upon giving effect to the Subsequent Transaction to the extent required by Sections 11.11 and 11.12; and

(b)                                 a Deed of Trust in respect of each Mortgaged Property to be mortgaged on the Subsequent Transaction Closing Date, executed and delivered by a duly authorized officer of each mortgagor party thereto.

8.3.                              Collateral.  (a)  Except with respect to the Call Transaction, all outstanding equity interests in whatever form of each Subsidiary of the Borrower owned by or on behalf of any Person intended to become a Credit Party as of the Subsequent Transaction Closing Date shall have been pledged pursuant to the Pledge Agreement (except that the Credit Parties shall not be required to pledge more than 65% of the outstanding voting equity interests of any first tier Foreign Subsidiary) and the Collateral Trustee shall have received all certificates representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b)                                 Except with respect to the Call Transaction, all Indebtedness of the Borrower and each Subsidiary that is owing to any Credit Party that is a party to the Pledge Agreement as of the Subsequent Transaction Closing Date shall, to the extent exceeding $10,000,000 in aggregate principal amount, be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Trustee shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c)                                  Except with respect to the Call Transaction, all documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements, required by law or reasonably requested by the Administrative Agent or the Collateral Trustee to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Trustee for filing, registration or recording.

(d)                                 Except with respect to the Call Transaction, the Collateral Trustee shall have received, in respect of each Mortgaged Property listed on Schedule 7.3(d) under the caption “Subsequent Transaction Closing Date”:  (i) a policy or policies of title insurance using the forms required by the Texas Department of Insurance and issued by a nationally recognized title insurance company insuring the Lien of each Deed of Trust listed on Schedule 7.3(d) under the caption “Subsequent Transaction Closing Date” as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 12.2, together with such endorsements and reinsurance as the Administrative Agent or the Collateral Trustee may reasonably request; and (ii) a survey (A) prepared by a surveyor acceptable to the Administrative Agent, (B) dated not earlier than three months prior to the Subsequent Transaction Closing Date, (C) certified to the Administrative Agent, the Collateral Trustee and the title insurance company issuing the title insurance policy for such Mortgaged Property pursuant to clause (i), which certification shall be reasonably acceptable to the Administrative Agent and the Collateral Trustee and (D) complying with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA, ACSM and NSPS in 1999 (except for such deviations as are acceptable to the Administrative Agent), and if applicable, based on ortho-rectified aerial photographs conforming to National Map Accuracy Standards, and identifying by specific notation significant changes since the date of acquisition of such aerial photographs.

8.4.                              Legal Opinions.  Except with respect to the Call Transaction, the Administrative Agent shall have received executed legal opinions substantially in the form of the opinions delivered pursuant to Section 7.4 and otherwise reasonably acceptable to the Administrative Agent, which opinions shall (a) cover all Persons intended to become Credit Parties on the Subsequent Transaction Closing Date and (b) include no conflicts and consents and approvals opinions with respect to nuclear regulatory matters.

8.5.                              Equity Investment.  Except with respect to the Call Transaction, the remaining portion of the Equity Investment not funded pursuant to Section 7.7 (which remaining portion shall not be required to exceed $145,600,000) shall have been funded and the Borrower shall have received the proceeds thereof which, together with the proceeds of the Delayed Draw Term Loans and the Revolving Credit Loans to be borrowed on the Subsequent Transaction Closing Date, shall be sufficient to consummate the Subsequent Transaction and to pay all related Transaction Expenses.

8.6.                              Subsequent Transaction.  Except with respect to the Call Transaction, the Subsequent Transaction shall have been consummated in accordance with the terms of the Transaction Agreement and on terms reasonably satisfactory to the Administrative Agent.

8.7.                              Closing Certificates.  Except with respect to the Call Transaction, the Administrative Agent shall have received a certificate of each Person intended to become a Credit Party as of the Subsequent Transaction Closing Date, dated the Subsequent Transaction Closing Date, substantially in the form of Exhibit H, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 8.8 and 8.9.

8.8.                              Corporate Proceedings.  Except with respect to the Call Transaction, the Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors or Board of Managers, as applicable, of each Person intended to become a Credit Party as of the Subsequent Transaction Closing Date (or a duly authorized committee thereof) authorizing (a) if applicable, the consummation of the Subsequent Transaction, and (b) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party.

8.9.                              Corporate Documents.  Except with respect to the Call Transaction, the Administrative Agent shall have received true and complete copies of the certificate of incorporation and by laws (or equivalent organizational documents) of each Person intended to become a Credit Party as of the Subsequent Transaction Closing Date.

8.10.                        Consents and Approvals.  Except with respect to the Call Transaction, all governmental, shareholder and third-party approvals and consents necessary to consummate the Subsequent Transaction and the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Subsequent Transaction Closing Date shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any materially adverse action being taken by any applicable authority.

8.11.                        Fees and Expenses.  The Lenders shall have received the fees in the amounts previously agreed in writing by the Agents and such Lenders to be received on the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable, and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable, shall have been paid.

8.12.                        Call Transaction.  The Administrative Agent shall have received written notice from the Borrower that the Borrower intends to exercise the Call Transaction in accordance with the terms of the Senior Unsecured Note Indenture, which notice shall include the proposed Call Transaction Closing Date and shall be provided at least five Business Days before the proposed Call Transaction Closing Date.

SECTION 9.                                Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

9.1.                              No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

9.2.                              Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)                                 Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a) and, in the case of any Special Letter of Credit, the documents described in Section 3.2(c).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 10.                          Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, make the Loans and issue or participate in Letters of Credit as provided for herein, and in order to induce the Administrative Agent to authorize the Escrow Release, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans, the issuance of the Letters of Credit and the Escrow Release:

10.1.                        Corporate Status.  The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

10.2.                        Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

10.3.                        No Violation.  None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Public Company Merger, (c) from and after the Initial Transaction Closing Date, the consummation of the Initial Transactions, (d) from and after the Subsequent Transaction Closing Date, the consummation of the Subsequent Transactions, (e) from and after the Call Transaction Closing Date, the consummation of the Call Transaction or (e) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Senior Unsecured Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of the Borrower or any of the Restricted Subsidiaries.

10.4.                        Litigation.  There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

10.5.                        Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

10.6.                        Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

10.7.                        Investment Company Act.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

10.8.                        True and Complete Disclosure.  (a)  None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by the Borrower, any of its Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender on or before the Credit Agreement Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 10.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)                                 The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

10.9.                        Financial Condition; Financial Statements.  The (a) unaudited historical consolidated financial information as set forth in the Confidential Information Memorandum and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries at the respective dates of such information and for the respective periods covered thereby.  The financial statements referred to in clause (b) of this Section 10.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto.  There has been no Material Adverse Change since December 31, 2003, other than solely as a result of changes in general economic conditions.

10.10.                  Tax Returns and Payments.  The Borrower and its Subsidiaries have filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and has paid all material taxes and assessments payable by them that have become due, other than those not yet delinquent or contested in good faith.  The Borrower and its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material Federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Credit Agreement Closing Date.

10.11.                  Compliance with ERISA.  Each Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of the Borrower, any Subsidiary thereof or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Borrower, any Subsidiary thereof or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Borrower, any Subsidiary thereof or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of the Borrower, any Subsidiary thereof or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary thereof or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of the Borrower, any Subsidiary thereof or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 10.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 10.11, be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 10.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

10.12.                  Subsidiaries  On the Credit Agreement Closing Date, the Borrower does not have any Subsidiaries other than the Subsidiaries listed on Part A of Schedule 10.12.  On the

Initial Transaction Closing Date, the Borrower does not have any Subsidiaries other than the Subsidiaries listed on Part B of Schedule 10.12.  Part A of Schedule 10.12 describes the direct and indirect ownership interest of the Borrower in each Subsidiary as of the Credit Agreement Closing Date and Part B of Schedule 10.12 describes the direct and indirect ownership interest of the Borrower in each Subsidiary as of the Initial Transaction Closing Date.  To the knowledge of the Borrower, after due inquiry, each Material Subsidiary and Specified Subsidiary as of the Credit Agreement Closing Date has been so designated on Part A of Schedule 10.12 and as of the Initial Transaction Closing Date has been so designated on Part B of Schedule 10.12.

10.13.                  Patents, etc.  The Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

10.14.                  Environmental Laws.  (a)  Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) neither the Borrower nor any of its Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b)                                 Neither the Borrower nor any of its Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

10.15.                  Properties, Assets and Rights.  As of the Initial Transaction Closing Date and as of the date of each Credit Event thereafter, the Borrower and each of its Subsidiaries have good and marketable title to or valid leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than Liens permitted by Section 12.2) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.  As of the Initial Transaction Closing Date, the Borrower and each of its Subsidiaries possess or have the right to use, under contract or otherwise, all assets and rights that are material to the operation of their respective businesses as currently conducted and as proposed to be conducted.

10.16.                  Commodity Hedging Agreements.  As of the Initial Transaction Closing Date, each of the GS Commodity Hedging Agreement and the MS Commodity Hedging Agreement is in full force and effect and no default, event of default, termination event or equivalent event exists thereunder.

SECTION 11.                          Affirmative Covenants

The Borrower hereby covenants and agrees that on the Credit Agreement Closing Date and thereafter, until the Commitments and all Letters of Credit have terminated and the

Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

11.1.                        Information Covenants.  The Borrower will furnish to each Lender and the Administrative Agent:

(a)                                  Annual Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 12.9 or 12.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)                                 Quarterly Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(c)                                  Budgets.  Within 60 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower and its Subsidiaries in reasonable detail for the fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 11.1(a), setting forth the principal assumptions upon which such budget is based.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 11.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 12.9 and 12.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Credit Agreement Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.  At the time of the delivery of the financial statements provided for in Section 11.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer and the chief legal officer of the Borrower (x) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Credit Agreement Closing Date or the date of the most recent certificate delivered pursuant to this subsection (d)(ii), as the case may be, and (ii) certifying that all Uniform Commercial Code and other applicable financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (x) above to the extent necessary to protect and perfect the security interests under the Security Documents.

(e)                                  Notice of Default or Litigation.  Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f)                                    Environmental Matters.  Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)                                     any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;

(ii)                                  any condition or occurrence on any Real Estate that (x) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;

(iii)                               any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)                              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal, remedial action and the response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)                                 Other Information.  Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by the Borrower or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of its Subsidiaries (including the Senior Unsecured Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h)                                 Pro Forma Adjustment Certificate.  Not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

11.2.                        Books, Records and Inspections.  The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

11.3.                        Maintenance of Insurance.  The Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the independent electric power generation industry; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

11.4.                        Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

11.5.                        Consolidated Corporate Franchises.  The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 12.3, 12.4 or 12.5.

11.6.                        Compliance with Statutes.  The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders (including Environmental Laws and permits required thereunder), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

11.7.                        ERISA.  Promptly after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current

Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

11.8.                        Good Repair.  The Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in the independent electric power generation industry and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

11.9.                        Transactions with Affiliates.  The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to the Sponsors for management, consulting and financial services rendered to the Borrower and its Subsidiaries and customary investment banking fees paid to the Sponsors for services rendered to the Borrower and its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the Board of Directors or Board of Managers, as applicable, of the Borrower and its Subsidiaries, (c) the repayment of a $6,400,000 loan to the Sponsors on or within five days after the Initial Transaction Closing Date and (d) transactions permitted by Section 12.6.

11.10.                  End of Fiscal Years; Fiscal Quarters.  The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

11.11.                  Additional Guarantors and Grantors.  Except as provided in Section 12.1(j) or (k) and subject to any applicable limitations set forth in the Guarantee or the Security Agreement, as applicable, the Borrower will cause (i) any direct or indirect Domestic Subsidiary

(other than any Unrestricted Subsidiary, any Domestic Subsidiary of a Foreign Subsidiary or, if applicable, STP Nuclear Operating Company) formed or otherwise purchased or acquired after the Credit Agreement Closing Date (including pursuant to a Permitted Acquisition), and (ii) any Subsidiary of the Borrower (other than any Unrestricted Subsidiary, any Domestic Subsidiary of a Foreign Subsidiary or, if applicable, STP Nuclear Operating Company) that is not a Domestic Subsidiary on the Credit Agreement Closing Date hereof but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary, any Domestic Subsidiary of a Foreign Subsidiary or, if applicable, STP Nuclear Operating Company), in each case to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement.

11.12.                  Pledges of Additional Stock and Evidence of Indebtedness.  (a)  Except as provided in Section 12.1(j) or (k) and subject to any applicable limitations set forth in the Pledge Agreement, the Borrower will pledge, and, if applicable, will cause each Domestic Subsidiary to pledge, to the Collateral Trustee for the benefit of the Secured Parties under the Credit Agreement and other Secured Parties holding First Liens, (i) all the Capital Stock of each Domestic Subsidiary (other than any Unrestricted Subsidiary, any Domestic Subsidiary of a Foreign Subsidiary or, if applicable, STP Nuclear Operating Company) and 65% of the issued and outstanding Capital Stock of each Foreign Subsidiary directly held by the Borrower or a Domestic Subsidiary, in each case, formed or otherwise purchased or acquired after the Credit Agreement Closing Date, in each case pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto, (ii) all evidences of Indebtedness in excess of $10,000,000 received by the Borrower or any Domestic Subsidiary (other than any Unrestricted Subsidiary, any Domestic Subsidiary of a Foreign Subsidiary or, if applicable, STP Nuclear Operating Company) in connection with any disposition of assets pursuant to Section 12.4(e), in each case pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto, and (iii) any global promissory notes executed after the Credit Agreement Closing Date evidencing Indebtedness of the Borrower and each of its Subsidiaries that is owing to the Borrower or any Domestic Subsidiary (other than any Unrestricted Subsidiary, any Domestic Subsidiary of a Foreign Subsidiary or, if applicable, STP Nuclear Operating Company), in each case pursuant to a supplement to the Pledge Agreement in the form of Annex A thereto.

(b)                                 The Borrower agrees that all Indebtedness in excess of $15,000,000 of the Borrower and each of its Subsidiaries that is owing to any Credit Party that is a party to the Pledge Agreement shall be evidenced by one or more global promissory notes.

11.13.                  Use of Proceeds.  The Borrower will use the Letters of Credit and the proceeds of all Loans for the purposes set forth in the introductory statement to this Agreement.

11.14.                  Changes in Business.  The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Initial Transaction Closing Date and other business activities incidental or related to any of the foregoing.

11.15.                  Further Assurances.  (a)  The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Collateral Trustee or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement or any Deed of Trust, all at the expense of the Borrower and its Subsidiaries.

(b)                                 Except as provided in Section 12.1(j) or 12.1(k) and subject to any applicable limitations set forth in the Security Agreement or any Deed of Trust, if any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $3,000,000 are acquired by the Borrower or any other Credit Party after the Credit Agreement Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof) that are of the nature secured by the Security Agreement or any Deed of Trust, as the case may be, the Borrower will notify the Administrative Agent, the Collateral Trustee and the Lenders thereof, and, if requested by the Administrative Agent, the Collateral Trustee or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Trustee to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.  Any Deed of Trust delivered to the Collateral Trustee in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Deed of Trust as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 12.2, together with such endorsements and reinsurance as the Administrative Agent or the Collateral Trustee may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the Mortgagor, to such Subsidiary) substantially in the form of the local counsel opinion delivered on the Initial Transaction Closing Date pursuant to Section 7.4.

SECTION 12.                          Negative Covenants

The Borrower hereby covenants and agrees that on the Credit Agreement Closing Date and thereafter, until the Commitments and all Letters of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

12.1.                        Limitation on Indebtedness.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness arising under the Credit Documents (other than Indebtedness constituting New Term Loans or New Revolving Credit Loans, which is addressed pursuant Sections 12.1(h)(ii) and 12.1(q));

(b)                                 Indebtedness of (i) the Borrower to any Guarantor and (ii) any Subsidiary to the Borrower or any Restricted Subsidiary;

(c)                                  Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Hedging Agreements;

(d)                                 except as provided in clauses (j) and (k) below, Guarantee Obligations incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Restricted Subsidiary that is permitted to be incurred under this Agreement, provided that there shall be no Guarantee by a Restricted Foreign Subsidiary of any Indebtedness of the Borrower;

(e)                                  Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(f)                                    (i) Indebtedness (including Indebtedness arising under Capital Leases) the proceeds of which are used to finance the acquisition, construction or improvement of fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 12.11, (ii) Indebtedness arising under Capital Leases and Synthetic Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases and Synthetic Leases, other than Capital Leases and Synthetic Leases in effect on the Initial Transaction Closing Date (and set forth on Schedule 12.1) and Capital Leases and Synthetic Leases entered into pursuant to subclauses (i) and (ii) above, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $75,000,000 at any time outstanding, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g)                                 Initial Transaction Closing Date Indebtedness (other than the Senior Unsecured Notes) and any refinancing, refunding, renewal or extension thereof, provided that, except to the extent otherwise expressly permitted hereunder, (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h)                                 (i) Indebtedness in respect of Hedging Agreements and (ii) Hedging Credit Support Facilities in an aggregate amount not to exceed the amount permitted to be secured by Liens described in clauses (ii) and (iii) of Section 12.2(h); provided that any Liens securing such Hedging Credit Support Facilities shall be subject to Section 12.2(h);

(i)                                     (i) Indebtedness in respect of Senior Unsecured Notes and any refinancing, refunding, renewal or extension thereof; provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (y) the direct and contingent obligations with respect to such Indebtedness are not changed and (z) such Indebtedness has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of the Senior Unsecured Notes being refinanced (such refinancing, refunding, renewed or extended Indebtedness, “Refinanced Senior Unsecured Notes”), and (ii) Indebtedness in respect of Permitted Additional Notes to the extent the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i);

(j)                                     (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Credit Agreement Closing Date as the result of a Permitted Acquisition, provided that (x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary) and (z)(A) the Capital Stock of such Person is pledged to the Administrative Agent to the extent required under Section 11.12 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Section 11.11 or 11.12, as applicable, provided that the requirements of this subclause (z) shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k)                                  (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition, provided that (x) such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the Borrower, and (y)(A) the Borrower pledges the Capital Stock of such acquired Person to the Administrative Agent to the extent required under Section 11.12 and (B) such acquired Person executes a supplement to the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 11.11 or 11.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (j)(i)(z) above then applies, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(l)                                     (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(m)                               unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;

(n)                                 Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that (i) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(o)                                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;

(p)                                 Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements; and

(q)                                 additional Indebtedness and any refinancing, refunding, renewal or extension thereof, provided that (i) the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (q) shall not at any time exceed the sum of (x) $450,000,000 and (y) (1) 40% of the aggregate amount of all consideration paid or costs incurred, as the case may be, in connection with the acquisition, expansion, upgrading or construction, after the Initial Transaction Closing Date, of any assets of the Borrower and the Restricted Subsidiaries constituting Collateral (any such assets, “Basket Assets”) (excluding (x) fuel and consumable inventory purchased in the ordinary course of business and (y) the assets acquired in connection with the Subsequent Transaction) less (2) 40% of the consideration paid or costs incurred, as the case may be, in respect of Basket Assets financed with Indebtedness incurred pursuant to this clause (q) that are sold or otherwise disposed of by the Borrower and the Restricted Subsidiaries after the Initial Acquisition Closing Date to the extent the proceeds of such sale or other disposition are not actually applied to the prepayment of Term Loans pursuant to Section 5.2(c), and (ii) the Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the covenants set forth in Sections 12.9 and 12.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such Indebtedness had been incurred on the first day of such Test Period.

12.2.                        Limitation on Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)                                  Liens securing the Obligations (other than Liens securing New Term Loans or New Revolving Credit Loans, which are addressed pursuant Sections 12.2(h)(ii) and 12.2(i));

(b)                                 Permitted Liens;

(c)                                  Liens securing Indebtedness permitted pursuant to Section 12.1(f); provided that such Liens attach at all times only to the assets financed with such Indebtedness;

(d)                                 Liens existing on the Initial Transaction Closing Date and listed on Schedule 12.2;

(e)                                  the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f), (g) and (i) of this Section 12.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise expressly permitted hereunder) of the Indebtedness secured thereby;

(f)                                    Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 12.1(j), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g)                                 (i) Liens placed upon the Capital Stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 12.1(k) in connection with such Permitted

Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of the Borrower or any other Restricted Subsidiary;

(h)                                 (i)                                     Second Liens securing obligations of the Borrower and the Restricted Subsidiaries under the GS Commodity Hedging Agreement and the MS Commodity Hedging Agreement (the amount of such obligations to be measured by the Hedge Outstanding Amount) in an aggregate amount not to exceed the amount in effect as of the Initial Transaction Closing Date;

(ii)                                  First Liens securing obligations of the Borrower and the Restricted Subsidiaries under Eligible Commodity Hedging Agreements (the amount of such obligations to be measured by the Hedge Outstanding Amount) and Hedging Credit Support Facilities related to Eligible Commodity Hedging Agreements in an aggregate amount not to exceed the sum of (A) the product of (x) the aggregate principal amount of Initial Term Loans and Delayed Draw Term Loans actually repaid or prepaid pursuant to Section 2.5(b), 2.5(c), 5.1 or 5.2(a)(iii) on or prior to the date on which such First Liens are granted, multiplied by (y) 50%, plus (B) 30% of the aggregate amount of consideration paid or costs incurred, as the case may be, in connection with the acquisition, expansion, upgrading or construction, after the Initial Transaction Closing Date, of any assets (excluding (x) fuel and consumable inventory purchased in the ordinary course of business and (y) the assets acquired in connection with the Subsequent Transaction) of the Borrower and the Restricted Subsidiaries constituting both Baseload Assets and Collateral, plus (C) the aggregate principal amount of all permanent reductions in the size of the Base Letter of Credit Commitment and the Special Letter of Credit Commitment pursuant to Section 4.2 or 4.3;

(iii)                               First Liens securing obligations of the Borrower and the Restricted Subsidiaries under Hedging Credit Support Facilities in an aggregate amount not to exceed the aggregate principal amount of all permanent reductions in the size of the Revolving Letter of Credit Commitment pursuant to Section 4.2 or 4.3;

(iv)                              Second Liens securing obligations of the Borrower and the Restricted Subsidiaries under Eligible Commodity Hedging Agreements (the amount of such obligations to be measured by the Hedge Outstanding Amount) with terms ending on or prior to the date that is five years after the Credit Agreement Closing Date covering not more than 80% of the aggregate Available Capacity held by the Borrower and the Restricted Subsidiaries; and

(v)                                 Second Liens securing obligations of the Borrower and the Restricted Subsidiaries under Eligible Commodity Hedging Agreements (the amount of such obligations to be measured by the Hedge Outstanding Amount) with terms extending more than five years after the Credit Agreement Closing Date in an aggregate amount not to exceed the sum of (x) 10% of Consolidated Total Assets as of the end of the fiscal quarter of the Borrower immediately preceding the date on which such Liens are granted plus (y) 50% of the amount of Senior Unsecured Notes or Refinanced Senior Unsecured Notes that are prepaid, repurchased or redeemed since the Credit Agreement

Closing Date in compliance with Section 12.7(a) other than with the proceeds of asset sales, casualty or condemnation events or issuances of Indebtedness (including Refinanced Senior Unsecured Notes);

(i)                                     Liens securing Indebtedness permitted pursuant to Section 12.1(q); provided that the holders of any such Liens securing Collateral shall enter into the Collateral Trust Agreement with respect thereto;

(j)                                     Liens on any cash collateral account securing the reimbursement obligations of Genco Holdings under letters of credit issued in connection with the ROFR;

(k)                                  up to $200,000,000 of Liens on Scheduled Assets;

(l)                                     Liens on interests in the South Texas Project other than any interest of the Borrower or any Restricted Subsidiary therein;

(m)                               Liens securing Indebtedness or other obligations of the Borrower or a Subsidiary in favor of the Borrower or any Guarantor; and

(n)                                 Liens on cash and Permitted Investments (i) deposited by the Borrower or any of the Restricted Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by the Borrower or any of the Restricted Subsidiaries, in each case to secure obligations with respect to (A) contracts for commercial and trading activities in the ordinary course of business and contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, transportation, distribution, sale, lease or hedge of any fuel-related or power-related commodity or service or (B) Hedging Agreements.

12.3.                        Limitation on Fundamental Changes.  Except as expressly permitted by Section 12.4 or 12.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its business units, assets or other properties, except that:

(a)                                  any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 12.9 and 12.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Security Agreement and the Pledge Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Deed of Trust confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (viii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplements to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b)                                 any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Security Agreement, the Pledge Agreement and any applicable Deed of Trust in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 11.9 and 11.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, consolidation or amalgamation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(c)                                  any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d)                                 any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor; and

(e)                                  any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 12.4 or 12.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

12.4.                        Limitation on Sale of Assets.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from a Recovery Event), or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Capital Stock, except that:

(a)                                  the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of the following in the ordinary course of business:  (i) obsolete, worn-out, used or surplus assets to the extent such assets are not necessary for the operation of the Borrower’s and its Subsidiaries’ business; (ii) inventory and goods held for sale; (iii) power, capacity, fuel, emissions credits and similar products and related services; and (iv) cash and Permitted Investments;

(b)                                 the Borrower and the Restricted Subsidiaries may lease or sublease real or personal property in the ordinary course of business;

(c)                                  the Borrower and the Restricted Subsidiaries may effect any Scheduled Asset Event;

(d)                                 the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair value, provided that (i) the aggregate amount of such sales, transfers and disposals by the Borrower and the Restricted Subsidiaries, taken as a whole, pursuant to this clause (d) shall not exceed in the aggregate the greater of (x) $400,000,000 and (y) 10% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries, (ii) any consideration in excess of $15,000,000 received by the Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (d) that is in the form of Indebtedness shall be pledged to the Administrative Agent pursuant to Section 11.12, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $30,000,000, the Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 12.9 and 12.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(e)                                  the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities so long as, in each case, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries (except in the case of transactions described in clause (i) to the extent the Net Cash Proceeds thereof do not exceed $30,000) are promptly applied to the prepayment of Term Loans pursuant to Section 5.2;

(f)                                    the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of any of the Initial Baseload Assets, so long as the provisions of Section 5.2(a)(i) are complied with in connection with such sale, transfer or other disposition;

(g)                                 the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary, provided that (i) any such sales to Restricted Foreign Subsidiaries shall be for fair value and (ii) any such sales relating to Initial Baseload Assets shall be made only to the Borrower or any Guarantor; and

(h)                                 the Restricted Subsidiaries may effect any transaction permitted by Section 12.3 and the Borrower and the Restricted Subsidiaries may effect any transaction permitted by Section 12.8.

12.5.                        Limitation on Investments.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person, except:

(a)                                  extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(b)                                 Permitted Investments;

(c)                                  loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries (i) to finance the purchase of Capital Stock of the Borrower (provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash as common equity), (ii) for reasonable and customary business related travel expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above in an aggregate principal amount at any time outstanding with respect to this clause (iii) not exceeding $10,000,000;

(d)                                 investments existing on the Initial Transaction Closing Date and listed on Schedule 12.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all investments pursuant to this clause (d) is not increased at any time above the amount of such investments existing on the Initial Transaction Closing Date;

(e)                                  investments in Hedging Agreements permitted by Section 12.1(h)(i);

(f)                                    investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g)                                 investments to the extent that payment for such investments is made solely with Capital Stock of the Borrower;

(h)                                 investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 12.4;

(i)                                     investments in the Borrower or any Guarantor;

(j)                                     investments constituting Permitted Acquisitions, provided that the aggregate amount of any such investment, as valued at the fair market value of such investment at the time each such investment is made, made by the Borrower or any Restricted Subsidiary in any Restricted Foreign Subsidiary shall not exceed the Available Amount at the time of such investment plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made);

(k)                                  investments in the equity interests of one or more newly formed Persons that are received in consideration of the contribution by the Borrower or the applicable Restricted Subsidiaries of assets (including Capital Stock) to such person or persons, provided that (i) the fair market value of such assets, determined on an arms’-length basis, so contributed pursuant to this paragraph (k) shall not in the aggregate exceed $250,000,000 and (ii) in respect of each such contribution, an Authorized Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(l)                                     investments made to repurchase or retire common stock of the Borrower owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower;

(m)                               (i) additional investments (including investments in Minority Investments and Unrestricted Subsidiaries) and (ii) investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case as valued at the fair market value of such investment at the time each such investment is made, (A) in an aggregate amount that, at the time such investment is made, would not exceed the sum of (x) the Available Amount at such time plus (y) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made), and/or (B) in the case of investments described in clause (ii) above only, in an aggregate amount that, at the time such investment is made, would be permitted to be expended as a Capital Expenditure under Section 12.11, to the extent that (x) the applicable joint venture owns an interest in assets the addition of which would have been a Capital Expenditure if acquired or constructed, and owned, directly by the Borrower or a Restricted Subsidiary and (y) the ability of the Borrower and/or one or more Restricted Subsidiaries to receive cash flows attributable to its interest therein is not restricted by contract, Applicable Law or otherwise;

(n)                                 the Acquisition Transactions, the ROFR and any other investment in the South Texas Project; provided that the aggregate investment of the Borrower and the Restricted Subsidiaries in the South Texas Project made pursuant to this clause (n) shall not exceed a 50% undivided ownership interest;

(o)                                 investments in Project Finance Subsidiaries, as valued at the fair market value of such investment at the time each such investment is made, in an aggregate amount that, at the time such investment is made, would not exceed the sum of (i) $100,000,000 plus (ii) the Available Amount at such time plus (iii) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made); and

(p)                                 (i) investments permitted under Section 12.6 or the proviso to Section 11.9 and (ii) Guarantee Obligations permitted under Section 12.1.

12.6.                        Limitation on Dividends.  The Borrower will not declare or pay any dividends (other than dividends payable solely in its Capital Stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an investment permitted by Section 12.5) any shares of any class of the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock) (all of the foregoing “Dividends”), provided that, other than with respect to clause (f) below, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a)                                  the Borrower may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock, provided that such other class of Capital Stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Capital Stock redeemed thereby;

(b)                                 the Borrower may repurchase shares of its Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock) held by current or former officers, directors and employees of the Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements, employment agreements or shareholder agreements;

(c)                                  the Borrower and the Restricted Subsidiaries may make investments permitted by Section 12.5;

(d)                                 the Borrower may declare and make distributions on its Capital Stock at any time after the date which is one year after the Credit Agreement Closing Date, provided that (i) the aggregate amount of such distributions paid by the Borrower pursuant to this clause (d) shall not at any time exceed 50% of cumulative Consolidated Net Income for the period (taken as one accounting period) commencing on the Credit Agreement Closing Date and ending on the last day of the most recent fiscal quarter for which Section 11.1 Financials have been delivered to the Lenders under Section 11.1 less cash distributions paid by the Borrower with respect to its Capital Stock pursuant to this clause (d) during such period, and (ii) at the time of the payment of any such distributions, the Term Loan Repayment Amount shall be at least (x) if the Subsequent Transaction Closing Date has occurred, $250,000,000 and (y) if the Subsequent Transaction Closing Date has not occurred, $200,000,000;

(e)                                  notwithstanding clause (d) above, the Borrower may declare and make distributions on its Capital Stock with Excepted Distributable Scheduled Asset Proceeds and Distributable Scheduled Asset Proceeds; provided that distributions made pursuant to this clause (e) cannot exceed $200,000,000 in the aggregate;

(f)                                    for so long as the Borrower is a limited liability company that is treated as a partnership for Federal income tax purposes, the Borrower may make cash distributions to its members, during each Quarterly Payment Period, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period, and if any portion of the Permitted Quarterly Tax Distribution is not distributed during such Quarterly Payment Period, the Permitted Quarterly Tax Distribution payable during the immediately following four quarter period shall be increased by such undistributed portion;

(g)                                 the Borrower may make any of the payments expressly permitted by the proviso to Section 11.9;

(h)                                 if the cash on hand at Genco Holdings immediately prior to the consummation of the Subsequent Transaction exceeds $89,400,000 (any such excess, “Excess Cash On Hand”), following the consummation of the Subsequent Transaction the Borrower may declare and make distributions on its Capital Stock with such Excess Cash On Hand in an aggregate not to exceed $75,000,000; and

(i)                                     notwithstanding the foregoing, the Borrower may declare and make distributions on its Capital Stock at any time in an aggregate amount not to exceed $25,000,000.

12.7.                        Limitations on Debt Payments and Amendments.  (a)     The Borrower will not prepay, repurchase or redeem or otherwise defease any Senior Unsecured Notes or Refinanced Senior Unsecured Notes (it being understood that any payment of principal prior to the Senior Unsecured Note Maturity Date shall be deemed a prepayment for purposes of this Section 12.7(a)); provided, however, that so long as no Default or Event of Default has occurred and is continuing, (i) the Borrower may consummate the Call Transaction and (ii) the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem any Senior Unsecured Notes or Refinanced Senior Unsecured Notes (x) for an aggregate price not in excess of the Available Amount at the time of such prepayment, repurchase or redemption or (y) with the proceeds of Refinanced Senior Unsecured Notes or Indebtedness subordinated to the Obligations that is permitted by Section 12.1 (other than Permitted Additional Notes) and that has terms that are not materially less favorable to the Lenders than the Senior Unsecured Notes.

(b)                                 The Borrower will not prepay, repurchase or redeem or otherwise defease any Permitted Additional Notes (it being understood that any payment of principal prior to the Senior Unsecured Note Maturity Date shall be deemed a prepayment for purposes of this Section 12.7(b)); provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem any Permitted Additional Notes (i) for an aggregate price not in excess of the Available Amount at the time of such prepayment, repurchase or redemption or (ii) with the proceeds of other Permitted Additional Notes or other Indebtedness subordinated to the Obligations that is permitted by Section 12.1 and that has terms that are not materially less favorable to the Lenders than the Senior Unsecured Notes.

(c)                                  The Borrower will not waive, amend, modify, terminate or release the Senior Unsecured Note Indenture or any indenture governing Refinanced Senior Unsecured Notes to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

12.8.                        Limitations on Sale Leasebacks.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

12.9.                        Consolidated Total Debt to Consolidated EBITDA Ratio.  The Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
April 1, 2005 to December 31, 2009	7.00 to 1.00

January 1, 2010 to December 31, 2010	6.50 to 1.00

January 1, 2011 to December 31, 2011	6.00 to 1.00

12.10.                  Consolidated EBITDA to Consolidated Interest Expense Ratio.  The Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
April 1, 2005 to December 31. 2009	1.50 to 1.00

January 1, 2010 to December 31, 2010	1.75 to 1.00

January 1, 2011 to December 31, 2011	2.00 to 1.00

12.11.                Capital Expenditures.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures, Environmental Capital Expenditures and Necessary Capital Expenditures), that would cause the aggregate amount of such Capital Expenditures (including any investments made pursuant to Section 12.5(m)(ii)(B)) made by the Borrower and the Restricted Subsidiaries in any fiscal year of the Borrower set forth below to exceed the sum of (a) the amount set forth in the table below opposite such fiscal year (such amount, the “Permitted Capital Expenditure Amount”) and (b) the Available Amount as of the last day of such fiscal year.

Fiscal Year	Permitted Capital Expenditure Amount
2004	$0

2005	$123,100,000

2006	$100,400,000

2007	$62,100,000

2008	$39,600,000

2009	$42,200,000

2010	$54,400,000

2011	$46,300,000

To the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures, Environmental Capital Expenditures and Necessary Capital Expenditures) made by the Borrower and the Restricted Subsidiaries during any fiscal year (including any investments made pursuant to Section 12.5(m)(ii)(B)) are less than the Permitted Capital Expenditure Amount for such fiscal year, 100% of such unused amount (each such amount, a “carry-forward amount”) may be carried forward to any succeeding fiscal year and utilized to make such Capital Expenditures in any such succeeding fiscal year in the event the amount set forth above for such succeeding fiscal year has been used.

12.12.                  Special Letter of Credit Covenants.  Until all Special Letter of Credit Commitments have terminated and there are no Special Letter of Credit Exposures outstanding, (a) the Borrower and the Restricted Subsidiaries shall not enter into any Special Commodity Hedging Agreement supported by a Special Letter of Credit if, at the time the Borrower or the applicable Restricted Subsidiary enters into such Special Commodity Hedging Agreement and giving effect thereto, the ratio of (x) the Available Capacity of the Borrower and the Restricted Subsidiaries that is subject to Commodity Hedging Agreements to (y) the aggregate Available Capacity of the Borrower and the Restricted Subsidiaries would exceed 1.00 to 1.00, and (b) the Borrower and the Restricted Subsidiaries shall not amend or otherwise modify, or consent to the amendment or other modification of, any Special Commodity Hedging Agreement in a manner that is materially adverse to the Special Letter of Credit Issuer or the Special Letter of Credit Participants, without the prior consent of the Special Letter of Credit Issuer, such consent not to be unreasonably withheld or delayed; provided that, notwithstanding this clause (b), any such Commodity Hedging Agreement may be terminated by agreement of the parties thereto without the consent of the Special Letter of Credit Issuer or the Special Letter of Credit Participants so long as any termination payment to be made by the Borrower in connection therewith is properly paid when due by the Borrower through a deposit with the Special Letter of Credit Issuer for payment to the applicable Special LOC Counterparty upon execution of the applicable termination documentation (or through such other mechanism agreed to by the parties to such Commodity Hedging Agreement resulting in there being no drawing on the applicable Special Letter of Credit).

SECTION 13.   Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

13.1.                        Payments.  The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

13.2.                        Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto (other than pursuant to Section 3.2(c)) shall prove to be untrue in any material respect on the date as of which made or deemed made; or

13.3.                        Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 11.1(e) or Section 12 (other than Section 12.12) or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 13.1 or 13.2 or clause (a) of this Section 13.3) contained in this Agreement or any other Credit Document (other than Section 12.12) and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

13.4.                        Default Under Other Agreements.  (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Specified Obligations or obligations under Commodity Hedging Agreements) in excess of $25,000,000 in the aggregate for the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedging Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedging Agreements), prior to the stated maturity thereof; or

13.5.                        Bankruptcy, etc.  The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy,”; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

13.6.                        ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any of the Borrower, any Subsidiary thereof or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 13.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

13.7.                        Guarantee.  The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

13.8.                        Security Documents.  Any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent, the Collateral Trustee or any Lender) or any grantor, pledgor or mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document; or

13.9.                        Subordination.  The Specified Obligations or the obligations of the Restricted Subsidiaries pursuant to the Guarantee shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

13.10.                  Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $25,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

13.11.                  Change of Control.  A Change of Control shall occur; or

13.12.                  Defaults Under Commodity Hedging Agreements.  The Borrower or any of the Restricted Subsidiaries shall default in any required payment obligation under any one or more Commodity Hedging Agreements in excess of $25,000,000 in the aggregate for the Borrower and the Restricted Subsidiaries, after giving effect to any grace periods, dispute resolution provisions or similar provisions contained in such Commodity Hedging Agreements;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 13.5 shall occur with respect to the Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii) and (v) below shall occur automatically without the giving of any such notice):  (i) declare the Total Revolving Credit Commitment, the Total Swingline Commitment, the Total Base Letter of Credit Commitment or the Total Special Letter of Credit Commitment terminated and whereupon any such Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (ii) if such Event of Default occurs on or prior to the Subsequent Transaction Closing Date or the Call Transaction Closing Date, as applicable, declare the Total Delayed Draw Term Loan Commitment terminated and whereupon the Delayed Draw Term Loan Commitment, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (iii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iv) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (v) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 13.5 with respect to the Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

13.13.                  Termination of Special Letter of Credit Commitments.  If (a) any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 12.12 or (b) any representation, warranty or statement made or deemed made by any Credit Party in any certificate or notice delivered pursuant to Section 3.2(c) shall prove to be untrue in any material respect on the date as of which made or deemed made, then, and in any such event, and at any time thereafter, if any such event shall then be continuing, the Administrative Agent shall, upon the written request of the Required Special Letter of Credit Participants, by written notice to the Borrower, (i) declare the Total Special Letter of Credit Commitment terminated and whereupon the Special Letter of Credit Commitment of each Special Letter of Credit Participant shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (ii) terminate any Special Letter of Credit that may be terminated in accordance with its terms, and/or (iii) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Special Letters of Credit issued and then outstanding.

13.14.                  Borrower’s Right to Cure.

(a)                                  Financial Performance Covenants.  Notwithstanding anything to the contrary contained in this Section 13, in the event that the Borrower fails to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 11.1(d), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)                                     Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)                                  If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for this purposes of this Agreement.

(b)                                 Limitation on Exercise of Cure Right.  Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (b) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (c) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants.

SECTION 14.   The Administrative Agent

14.1.                        Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  Neither the Syndication Agent nor the Co-Documentation Agents, in their respective capacities as such, shall have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 14.

14.2.                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

14.3.                        Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

14.4.                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

14.5.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative

Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

14.6.                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

14.7.                        Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative

Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 14.7 shall survive the payment of the Loans and all other amounts payable hereunder.

14.8.                        Administrative Agent in its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

14.9.                        Successor Agent.  The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

14.10.                  Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax, except taxes imposed as a result of a current or former connection unrelated to this Agreement between the Administrative Agent and any jurisdiction outside of the United States imposing such tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

14.11.                  Collateral Trustee.  Each Lender hereby further authorizes the Administrative Agent to appoint the Collateral Trustee under the Collateral Trust Agreement to act on behalf of the Lenders, and authorizes the Collateral Trustee, on behalf of and for the benefit of Lenders, to be the agent for and representative of the Lenders with respect to the Collateral and the Security Documents.

SECTION 15.   Miscellaneous

15.1.                        Amendments and Waivers.  Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 15.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, subject to the Collateral Trust Agreement, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or reduce or extend the date for payment of any Unpaid Drawings, or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the applicable Maturity Date, or increase the aggregate amount of any Commitment of any Lender, or amend or modify any provisions of Section 15.8(a) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 15.1 or reduce the percentages specified in the definitions of the terms “Required Initial Term Loan Lenders”, “Required Delayed Draw Term Loan Lenders”, “Required Revolving Credit Lenders”, “Required Base Letter of Credit Participants”, “Required Special Letter of Credit Participants” and “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 12.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 14 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) change any Commitment to a Commitment of a different Class in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee), or release all or substantially all of the Collateral under the Security Agreement, the Pledge Agreement and the Deeds of Trust, in each case without the prior written consent of each Lender, or (viii) amend Section 2.9(a) so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) decrease any Initial Term Loan Repayment Amount, extend any scheduled Initial Term Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Initial Term Loans, in each case without the written consent of the Required Initial Term Loan Lenders, or (x) decrease any Delayed Draw Term Loan Repayment Amount, extend any scheduled Delayed Draw Term Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Delayed Draw Term Loans, in each case without the written consent of the Required Delayed Draw Term Loan Lenders, or (xi) amend, modify or waive any provisions of Section 3 or 12.12 without the written consent of the Required Special Letter of Credit Participants, or (xii) amend, modify or waive any provision of any Credit Document that would disproportionately affect the obligation of the Borrower to make payments with respect to any Credit Facility without the written consent of the Required Initial Term Loan Lenders, Required Delayed Draw Term Loan Lenders, Required Revolving Credit Lenders, Required Base Letter of Credit Participants or Required Special Letter of Credit Participants, as applicable; provided that at any time that no Default or Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased to finance a Permitted Acquisition, with the consent of such Lender, the Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, so long as (A) the Increased Commitment Amount (as defined below) at such time, when added to the amount of Indebtedness incurred pursuant to Section 12.1(k) and outstanding at such time, does not exceed the limits set forth therein, (B) the Borrower or its applicable Restricted Subsidiary shall pledge the Capital Stock of any person acquired pursuant thereto to the Administrative Agent for the benefit of the Lenders to the extent required under Section 11.12 and (C) to the extent determined by the Administrative Agent to be necessary to ensure pro rata borrowings commencing with the initial borrowing after giving effect to such increase, the Borrower shall prepay Eurodollar Loans outstanding immediately prior to such initial borrowing; as used herein, the “Increased Commitment Amount” means, at any time, aggregate amount of all increases pursuant to this proviso made at or prior to such time less the aggregate amount of all voluntary reductions of the Revolving Credit Commitments made prior to such time.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

15.2.                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 1.1(b) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Texas Genco LLC
12301 Kurland Drive, 4th Floor
Houston, Texas 77034
Phone: (713) 945-3500
Facsimile: (713) 945-3526
Attention: Chief Executive Officer

The Administrative Agent:

Goldman Sachs Credit Partners L.P.
30 Hudson Street
Jersey City, New Jersey 07302
Phone: (212) 357-8585
Facsimile: (212) 357-4597
Attention: Sharon Babick,

with a copy to:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Phone: (212) 902-7862
Facsimile: (212) 902-3000
Attention: Lawrence Writer

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

15.3.                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

15.4.                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

15.5.                        Payment of Expenses and Taxes; Indemnification.  The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and the Administrative Agent for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees.  The agreements in this Section 15.5 shall survive repayment of the Loans and all other amounts payable hereunder.

15.6.                        Successors and Assigns; Participations and Assignments.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to

it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)                              the Borrower, provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom, except if an Event of Default under Section 13.1 or Section 13.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 13.1 or Section 13.5 has occurred and is continuing, any other assignee and (y) no consent of the Borrower shall be required for an assignment of any Unpaid Drawings in respect of Special Letters of Credit that remain unreimbursed beyond the due date therefor; and

(B)                                the Administrative Agent, and, in the case of Revolving Credit Commitments or Revolving Credit Loans, the Swingline Lender, and in the case of Revolving Credit Commitments, Base Letter of Credit Commitments or Special Letter of Credit Commitments, the applicable Letter of Credit Issuer, provided that (x) no consent of the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer shall be required for an assignment of (1) any Commitment to an assignee that is a Lender with a Commitment of the same Class immediately prior to giving effect to such assignment or (2) any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (y) no consent of the Administrative Agent shall be required for an assignment of any Special Letter of Credit Commitment or Special Letter of Credit Exposure.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment or a Term Loan, $1,000,000 (provided that for purposes of calculating such minimum amounts, (x) any assignment of a Revolving Credit Commitment together with a Base Letter of Credit Commitment shall be aggregated and (y) any assignment of an Initial Term Loan Commitment together with a Delayed Draw Term Loan Commitment shall be aggregated), unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under Section 13.1 or Section 13.5 has occurred and is continuing; and provided further that contemporaneous assignments to a single assignee made by affiliated Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent.

For the purpose of this Section 15.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 15.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 15.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 15.1 that affects such Participant.  Notwithstanding the foregoing, a Participant in a Special Letter of Credit Commitment or Special Letter of Credit Exposure may be entitled to the same voting rights as a Lender under this Agreement if, prior to the sale of a participation to any such Participant, (1) the Borrower shall have been informed by the relevant Lender and the Special Letter of Credit Issuer that it intends to sell a participation in the Special Letter of Credit Facility to a Participant and accord such Participant with voting rights in excess of those accorded to a Participant pursuant to the preceding sentence, (2) the Borrower shall have been notified of the name of such Participant and the voting rights actually being accorded thereto and (3) such Participant shall be approved by the Borrower, such consent not to be unreasonably withheld or delayed.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 15.8(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.4(b) as though it were a Lender.

(d)                                 Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower, as the case may be, shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I-1, I-2 or I-3, as the case may be, evidencing the Initial Term Loans, Delayed Draw Term Loans, New Term Loans and Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e)                                  Subject to Section 15.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

15.7.                        Replacements of Lenders under Certain Circumstances.  (a) The Borrower shall be permitted to replace any Lender (or any Participant) that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Applicable Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v)

the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.6 and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)                                 If any Lender or, in the case of any Participant holding a Special Letter of Credit Commitment and having been accorded voting rights pursuant to the third sentence of Section 15.6(c)(i) (such Lender or Participant, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 15.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Default or Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 15.6.

15.8.                        Adjustments; Set-off.  (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 12.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

15.9.                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

15.10.                  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.11.                  Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

15.12.                  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

15.13.                  Submission to Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 15.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 15.13 any special, exemplary, punitive or consequential damages.

15.14.                  Acknowledgments.  The Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

14.15                 WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

15.16.                  Confidentiality.  The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower.  Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties under Interest Rate Hedging Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of this Section 15.16.

15.17.                  USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

TEXAS GENCO LLC

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, a Joint Lead Arranger, a Joint Bookrunner and a Lender

By:	/s/ Robert Wagner
	Name:	Robert Wagner
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING INC., as Syndication Agent, a Joint Lead Arranger, a Joint Bookrunner and a Lender

By:
Name:
Title:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, as a Co-Documentation Agent, a Joint Bookrunner and a Lender

By:	/s/ Marcus Tarkington
	Name:	Marcus Tarkington
	Title:	Director

CITICORP USA, INC., as a Co-Documentation Agent, a Joint Bookrunner and a Lender

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., as a Joint Lead Arranger for the Special Letter of Credit Facility

By:
Name:
Title:

By:	/s/ Tim Dowling
	Name:	Tim Dowling
	Title:	Managing Director

NEWCOURT CAPITAL USA INC., as a Co-

Documentation Agent and a Lender

By:	/s/ Guy A. Piazza
	Name:	Guy A. Piazza
	Title:	Senior Vice President

Royal Bank of Canada

By:	/s/ Linda M. Stephens
	Name:	Linda M. Stephens
	Title:	Authorized Signatory

General Electric Capital Corporation

By:	/s/ Simon Duncan
	Name:	Simon Duncan
	Title:	Manager – Operations

National City Bank

By:	/s/ Stephen Monto
	Name:	Stephen Monto
	Title:	Assistant Vice President

ABN AMRO Bank N.V.

By:	/s/ Bill Hale
	Name:	Bill Hale
	Title:	Senior Vice President

By:	/s/ Robert Scheuermann
	Name:	Robert Scheuermann
	Title:	Vice President

Erste Bank Der Oesterreichischen Sparkassen AG

By:	/s/ Bryan J. Lynch
	Name:	Bryan J. Lynch
	Title:	First Vice President

By:	/s/ Patrick W. Kunkel
	Name:	Patrick W. Kunkel
	Title:	Director

Allied Irish Banks, P.L.C.

By:	/s/ Robert F. Moyle
	Name:	Robert F. Moyle
	Title:	Vice President

By:	/s/ Aidan Lanigan
	Name:	Aidan Lanigan
	Title:	Vice President

Natexis Banques Populaires.

By:	/s/ Anadi Jauhari
	Name:	Anadi Jauhari
	Title:	Head of Project Finance for the Americas

By:	/s/ Pierre Audrain
	Name:	Pierre Audrain
	Title:	Vice President

Bank of Tokyo-Mitsubishi Trust Company.

By:	/s/ Anna Bezdenezhnykh Guiller
	Name:	Anadi Jauhari
	Title:	Vice President

Union Bank of California, N.A.

By:	/s/ Chad L. Canfield
	Name:	Chad L. Canfield
	Title:	Vice President

The Bank of Nova Scotia

By:	/s/ Pamela McDougall
	Name:	Pamela McDougall
	Title:	Managing Director

Sun Trust Bank

By:	/s/ James M. Warren
	Name:	James M. Warren
	Title:	Director

Nationwide Mutual Insurance Company

By:	/s/ Mark W. Poeppelman
	Name:	Mark W. Poeppelman
	Title:	Authorized Signatory

Nationwide Life Insurance Company

By:	/s/ Mark W. Poeppelman
	Name:	Mark W. Poeppelman
	Title:	Authorized Signatory